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                                                                  EXHIBIT 10.46

                              OPERATING AGREEMENT

                                       OF

                          APTEK MAINTENANCE SERVICES LLC

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                                TABLE OF CONTENTS

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
ARTICLE I
     DEFINITIONS                                                            1

ARTICLE II
     FORMATION                                                              8
     2.1     ORGANIZATION                                                   8
     2.2     AGREEMENT, EFFECT OF INCONSISTENCIES WITH ACT                  8
     2.3     NAME                                                           8
     2.4     EFFECTIVE DATE                                                 9
     2.5     TERM                                                           9
     2.6     REGISTERED AGENT AND OFFICE                                    9
     2.7     PRINCIPAL OFFICE; OTHER OFFICES                                9
     2.8     CONSULTING FEES                                                9
     2.9     FOREIGN QUALIFICATION                                         10

ARTICLE III
     NATURE OF BUSINESS                                                    10

ARTICLE IV
     ACCOUNTING AND RECORDS                                                10
     4.1     ACCESS TO INFORMATION                                         10
     4.2     AUDITS                                                        10
     4.3     RECORDS TO BE MAINTAINED                                      11
     4.4     REPORTS TO MEMBERS                                            11
     4.5     ADOPTION AND APPROVAL OF ANNUAL BUDGET                        12

ARTICLE V
     MEMBERSHIP INTERESTS                                                  12
     5.1     MEMBERSHIP INTERESTS                                          12
     5.2     INITIAL OWNERSHIP OF MEMBERSHIP INTERESTS                     13

ARTICLE VI
     RIGHTS AND DUTIES OF MEMBERS                                          13
     6.1     MANAGEMENT RIGHTS                                             13
     6.2     ACTION BY MEMBERS                                             16
     6.3     LIABILITY OF MEMBERS                                          16
     6.4     INDEMNIFICATION                                               16
     6.5     REPRESENTATIONS AND WARRANTIES                                17
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
     6.6     CONFLICTS OF INTEREST                                         18

ARTICLE VII
     MEMBER-MANAGERS                                                       19
     7.1     MEMBER-MANAGERS                                               19
     7.2     TERM OF MEMBER-MANAGER                                        19
     7.3     AUTHORITY OF MEMBERS TO BIND THE COMPANY                      20
     7.4     STANDARD OF CARE                                              21

ARTICLE VIII
     CONTRIBUTIONS AND CAPITAL ACCOUNTS                                    21
     8.1     INITIAL CONTRIBUTIONS                                         21
     8.2     ADDITIONAL CONTRIBUTIONS                                      21
     8.3     MAINTENANCE OF CAPITAL ACCOUNTS                               22
     8.4     COMPLIANCE WITH SECTION 704(B) OF THE CODE                    22
     8.5     ADVANCES                                                      22

ARTICLE IX
     DISTRIBUTIONS AND ALLOCATIONS                                         23
     9.1     DISTRIBUTIONS                                                 23
     9.2     ALLOCATIONS                                                   23

ARTICLE X
     TAXES                                                                 27
     10.1     ELECTIONS                                                    27
     10.2     TAXES OF TAXING JURISDICTIONS                                28
     10.3     TAX MATTERS MEMBER                                           28
     10.4     ACCRUAL METHOD OF ACCOUNTING                                 28
     10.5     CONSISTENT REPORTING                                         28

ARTICLE XI
     DISPOSITION OF MEMBERSHIP INTERESTS; CHANGE IN CONTROL                29
     11.1     DISPOSITION                                                  29
     11.2     PERMITTED ASSIGNMENTS                                        29
     11.3     COMPLIANCE WITH SECURITIES LAWS                              30
     11.4     CALL OPTION AGREEMENT                                        30
     11.5     CHANGE IN CONTROL                                            33

ARTICLE XII
     DISSOCIATION OF A MEMBER                                              34
     12.2     PURCHASE OF DISSOCIATED MEMBER'S MEMBERSHIP INTEREST         34
     12.3     PURCHASE PRICE OF DISSOCIATED MEMBER'S MEMBERSHIP INTEREST   35
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
     12.4     DAMAGES                                                      35

ARTICLE XIII
     ADMISSION OF ASSIGNEES AND ADDITIONAL MEMBERS; WITHDRAWAL
     RIGHTS OF MEMBERS; EXCLUSION OF MEMBERS                               36
     13.1     ADMISSION OF SUBSTITUTE MEMBERS                              36
     13.2     ADMISSION OF PERMITTED TRANSFEREES                           36
     13.3     ADMISSION OF ADDITIONAL MEMBERS                              36
     13.4     WITHDRAWAL RIGHTS OF MEMBERS                                 36
     13.5     EXPULSION OF MEMBERS                                         36

ARTICLE XIV
     DISSOLUTION AND WINDING UP                                            36
     14.1     DISSOLUTION                                                  36
     14.2     EFFECT OF DISSOLUTION                                        37
     14.3     DISTRIBUTION OF ASSETS ON DISSOLUTION                        37
     14.4     WINDING UP AND CERTIFICATE OF DISSOLUTION                    37

ARTICLE XV
     AMENDMENT                                                             38

ARTICLE XVI
     MISCELLANEOUS PROVISIONS                                              38
     16.1     NOTICE                                                       38
     16.2     NO PARTNERSHIP INTENDED FOR NONTAX PURPOSES                  39
     16.3     RIGHTS OF CREDITORS AND THIRD PARTIES UNDER THIS AGREEMENT   39
     16.4     GOVERNING LAW                                                39
     16.5     ARBITRATION                                                  40
     16.6     COUNTERPARTS                                                 40
     16.7     RULES OF CONSTRUCTION                                        40
     16.8     SPECIFIC PERFORMANCE                                         41
     16.9     KEY MAN INSURANCE                                            41
     16.10    OTHER INSURANCE                                              41

ARTICLE XVII
     NHP INCORPORATED GUARANTY                                             42
     17.1     GUARANTY                                                     42
     17.2     NATURE OF GUARANTY                                           42
     17.3     REPRESENTATIONS AND WARRANTIES                               42
     17.4     OWNERSHIP OF NHP                                             42
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
ARTICLE XVIII
     BIDDING PROCEDURES FOR NHP INCORPORATED                                43
     18.1     NHP MAINTENANCE CONTRACTS IN COMPLIANCE WITH THIS ARTICLE     43
     18.2     PARTICIPATION IN BUDGETING AND PLANNING PROCEDURES            44
     18.3     ANNUAL REQUIREMENTS CONTRACTS                                 45
     18.4     BIDDING PROCEDURES                                            45
     18.5     BOOKS AND RECORDS                                             46
     18.6     TIMELY CONSULTATION                                           46
     18.7     TERMINATION OF ARTICLE XVIII UPON SALE                        47
     18.8     TERMINATION OF ARTICLE XVIII FOR PROPERTIES OUTSIDE THE
              NEW YORK TRADE AREA                                           47
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                                 OPERATING AGREEMENT
                                         OF
                             APTEK MAINTENANCE SERVICES LLC


     This Operating Agreement (this "Agreement") of Aptek Maintenance Services LLC, a Delaware limited liability company organized pursuant to the Act (the "Company"), is entered into and shall be effective as of the Effective Date, by and among the Company and the Persons executing this Agreement as Members.

                                    ARTICLE I
                                  DEFINITIONS

     For purposes of this Agreement, unless the context clearly indicates otherwise, the following terms shall have the following meanings:

     ACT - The Delaware Limited Liability Company Act, 6 Del-C. Section 18-101, ET SEQ., and any successor statute, as amended from time to time.

     ADDITIONAL MEMBER - A Member other than an Initial Member or a Substitute Member who has acquired a Membership Interest from the Company.

     ADJUSTED CAPITAL ACCOUNT DEFICIT - With respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant taxable year, after giving effect to the following adjustments:

          (I) SUCH DEFICIT SHALL BE DECREASED BY ANY AMOUNTS WHICH SUCH MEMBER IS DEEMED TO BE OBLIGATED TO RESTORE, PURSUANT TO REGULATION Section 1.704-2(G)(1); AND

          (II) SUCH DEFICIT SHALL BE INCREASED BY THE ITEMS DESCRIBED IN REGULATIONS SectionSection1.704-1(B)(2)(II)(D)(4), (5) AND (6).

     The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulation Section1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

     ADMISSION AGREEMENT - The Agreement between an Additional Member and the Company described in Article 13 or a Substitute Member and the Company, pursuant to which an Additional Member or a Substitute Member becomes a Member of the Company.

     AFFILIATE - An individual or Organization is an affiliate of a Person if such individual or Organization: (i) directly or indirectly controls or has the power to control

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the Person; (ii) is directly or indirectly controlled by the Person; or (iii) is directly or indirectly controlled by a third party or parties that also controls or has the power to control the Person. For the purposes of this definition, the term "control" and its variations shall mean the possession directly or indirectly of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise. The parties hereto acknowledge and agree that the Initial Members shall not be deemed to be Affiliates of one another.
Furthermore, NHP Partners, the NHP Foundation and Harvard Management, and their respective Affiliates, shall be deemed to be Affiliates of NHP Incorporated.

     AGREEMENT - This Operating Agreement including all amendments adopted in accordance with this Agreement and the Act.

     ANNUAL BUDGET - An annual budget for the Company's operations and financing requirements for each fiscal year of the Company as adopted by the Members in accordance with Section 4.5.

     ASSIGNEE - A Person to whom a Membership Interest has been transferred who has not been admitted as a Substituted Member.

     BANKRUPT MEMBER - Any Member:

     (a)    that (i) makes a general assignment for the benefit of creditors,
(ii) files a voluntary bankruptcy petition, (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceeding, (iv) files a petition or answer seeking for such Member a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any law, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Member in a proceeding of the type described in clauses (i)-
(iv), or (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of the Member or of all or any substantial part of the Member's properties, or

     (b) with respect to which (i) a proceeding is commenced seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any law and 90 days have expired without the proceeding being dismissed, or (ii) without that Member's consent or acquiescence, a trustee, receiver, or liquidator is appointed of that Member or of all or any substantial part of its properties and 90 days have expired without the appointment being vacated or stayed, or if stayed, 90 days have expired after the date of expiration of a stay, unless the appointment has been vacated.

     BRIDGE BUDGET - Shall have the meaning set forth in Section 4.5.

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     BUSINESS DAY - Any day other than Saturday, Sunday or any legal holiday observed in the Commonwealth of Virginia or the State of New York.

     BUY-SELL AGREEMENT - Shall mean the agreement set forth in Section 11.4(b).

     CAPITAL ACCOUNT - The account maintained for a Member or Assignee determined in accordance with Article VIII.

     CERTIFICATE- The Certificate of Formation of the Company as properly adopted and amended from time to time by the Members and filed with the Secretary of State of the State of Delaware.

     CODE - The Internal Revenue Code of 1986, as amended from time to time.

     COMMITMENT - The obligation of a Member or Assignee to make a Contribution in the future.

     COMPANY - Aptek Maintenance Services LLC, a limited liability company formed under the laws of the State of Delaware, and any successor Organization.

     COMPANY BUSINESS - All business of the Company, specifically excluding the business of Triboro Maintenance.

     COMPANY BUSINESS COSTS - Shall have the meaning set forth in Section 7.1.

     COMPANY LIABILITY - Any enforceable debt or obligation for which the Company is liable or which is secured by any Company Property.

     COMPANY PROPERTY - Any Property owned by the Company.

     CONTRIBUTION - Any contribution of Property to the Company made by or on behalf of a new or existing Member or Assignee as consideration for a Membership Interest.

     DISINTERESTED MEMBER - A Member other than a Member who has a direct or indirect interest in any transaction other than as a Member of the Company generally.

     DISTRIBUTION - A transfer of Property to a Member on account of a Membership Interest as described in Article 9.

     DISPOSITION (DISPOSE) - Any sale, assignment, lease, transfer, conveyance, exchange, mortgage, pledge, grant, hypothecation, or other transfer, absolute or as security or encumbrance (including dispositions by operation of law).

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     DISSOCIATION - Any action which causes a Person to cease to be a Member as described in Article 12 hereof.

     DISSOCIATED MEMBER - A Person who has ceased to be Member as a result of Dissociation under Article 12 hereof.

     EBITDA - For any period, the excess of (a) the sum of (i) net income, and
(ii) to the extent included in net income, depreciation, amortization, interest expense and taxes, over (b) to the extent included in net income, interest income, it being understood and agreed that the components of EBITDA, shall be calculated in accordance with "GAAP" (as hereinafter defined).

     EFFECTIVE DATE - The Effective Date is as of December 17, 1996.

     GAAP - Generally accepted accounting principles as in effect in the United States of America, applied on a consistent basis.

     IMMEDIATE FAMILY - A Person's Immediate Family exclusively includes the Person's estate, spouse, children (including natural, adopted and stepchildren) and grandchildren, or trust exclusively for the benefit of any of the foregoing.

     INITIAL CONTRIBUTION - The Contribution agreed to be made by the Initial Members as described in Article 8.

     INITIAL MEMBER-MANAGER - The Member-Manager, whose duties are set forth in
Section 7.1, appointed as of the Effective Date, which shall be Property Resources Corporation, a New York corporation.

     INITIAL MEMBERS - Those Persons identified on EXHIBIT A, attached hereto and made a part hereof by this reference, who have initially executed this Agreement.

     LEGAL REQUIREMENTS - Any federal, state, county, local or foreign statute, law, rule, regulation, ordinance, code, handbook, written policy, rule of common law, order, decree, judgment or other legal, judicial, regulatory, governmental or quasi-governmental requirement.

     LIQUIDATING DISTRIBUTION - A Distribution made as consideration for a Membership Interest, pursuant to Section 14.3.

     MAJORITY OF THE DISINTERESTED MEMBERS - The affirmative vote or consent of Members entitled to vote on, consent to, or approve a particular matter owning in excess of one-half of the Membership Interests held by Members, other than Members who have direct or indirect interest in any transaction, other than as a Member. A Member who has Disposed of that Member's entire Membership Interest to an Assignee, but has not ceased to be a Member as provided below, shall be considered a Member for the purpose of determining a Majority of the Disinterested Members.

     MAJORITY OF THE REMAINING MEMBERS - The affirmative vote or consent of Remaining Members entitled to vote on, consent to, or approve a particular matter owning in excess of one-half of the Membership Interests held by Remaining Members. Assignees shall not be considered Members entitled to vote for the purpose of determining a Majority of the Remaining Members. A Member who has Disposed of that Member's entire Membership Interest to an Assignee, but has not ceased to be a Member as provided below, shall be considered a Member for the purpose of determining a Majority of the Remaining Members.

     MEMBER - An Initial Member, Substitute Member or Additional Member acting in its capacity as a Member of the Company.

     MEMBER-MANAGER - The Member who, at any time, has been elected by the Members pursuant to Article VII hereof to manage the day-to-day operations of the Company in accordance with the terms of this Agreement.

     MEMBERSHIP INTEREST - The rights of a Member or, in the case of an Assignee, the rights of the assigning Member, in Distributions (liquidating or otherwise) and allocations of the profits, losses, gains, deductions, and credits of the Company.

     MINIMUM GAIN - Has the meaning set forth in Regulation Section1.704-2(b)(2), or any corresponding provision of any succeeding Regulation.

     MONEY - Cash or other legal tender of the United States, or any obligation that is immediately reducible to legal tender without delay or discount. Money shall be considered to have a fair market value equal to its face amount.

     NET CASH FLOW - The sum of (A) the gross revenues provided from operations of the Company (not including accrued but unreceived revenues), including revenue from the investment of Company cash reserves or deposits and cash previously set aside as reserves which the Members determine, by Unanimous Member Vote, are not needed for the operation of the Company's business and are available for distribution, plus (B) the net proceeds from any Disposition of Company Property, or any part thereof, or any financing or refinancing of any indebtedness of the Company, plus (C) all cash Contributions, less (D) the sum of operating expenses (including, but not limited to, the consulting fee payable pursuant to Section 2.8 hereof), capital expenditures and debt payments, including payments on any Member loans, and on any other obligations of the Company and any cash set aside as reserves for the conduct of the Company's business, as determined by a

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Unanimous Member Vote.  The items constituting the Net Cash Flow shall be determined on a cash basis and no deduction therefrom shall be made for depreciation or amortization or similar non-cash expenditures.

     NHP - Shall mean NHP Maintenance Services Company.

     NHP ENTITY OR ENTITIES - Shall have the meaning set forth in Section 18.1.

     ORGANIZATION - A Person other than a natural person. Organization includes, without limitation, corporations (both non-profit and other corporations), partnerships (both limited and general), joint ventures, limited liability companies, limited liability partnerships, and unincorporated associations, but the term does not include joint tenancies and tenancies by the entirety.

     PERMITTED TRANSFEREE - With respect to a Member which is an Organization, shall mean any Affiliate of such Organization of which such Member owns a minimum of eighty percent (80%) of such Affiliate's voting stock or other voting equity interests, and with respect to a Member which is an individual, includes such Member's Immediate Family, and with respect to PRC, shall mean Frank Linde and John Chatzky, their respective Immediate Family members and Affiliates controlled by John Chatzky and Frank Linde, provided that Frank Linde, John Chatzky, their respective Immediate Family members or Affiliates controlled by John Chatzky and Frank Linde shall at all times continue to own at least 26% of the outstanding Membership Interests owned by PRC as of the date hereof, and provided further that both Frank Linde and John Chatzky remain principal executive officers of PRC and day-to-day operational control of PRC remains vested in John Chatzky and Frank Linde or, in either John Chatzky or Frank Linde in the event of the death or incapacity of one of them.

     PERSON - An individual, trust, estate, or any Organization permitted to be a member of a limited liability company under the laws of the State of Delaware.

     PRC - Shall mean Property Resources Corporation, a New York corporation.

     PRC BUSINESS COSTS - Shall have the meaning set forth in Section 7.1.

     PREFERENCE PERIOD - Shall have the meaning set forth in Section 7.1.

     PRIME RATE - Shall mean the prime rate of interest published in the "Money Rates" section of the WALL STREET JOURNAL as the base rate of interest on corporate loans posted by the nation's largest banks; which rate shall be adjusted as and when any changes in the WALL STREET JOURNAL's prime rate occurs, or if such rate is no longer published, then the prime rate or an equivalent announced from time to time by the Bank of Boston (or its successors).

     PROCEEDING - Any judicial or administrative trial, hearing or other activity, civil criminal or investigative, the result of which may be that a court, arbitrator, or governmental agency may enter a judgment, order, decree, or other determination which, if not appealed and reversed, would be binding upon the Company subject to the jurisdiction of such court, arbitrator, or governmental agency.

     PROPERTY - Any property, real or personal, tangible or intangible (including goodwill), including Money and any legal or equitable interest in such property, but excluding services and promises to perform services in the future.

     REGULATIONS - Except where the context indicates otherwise, the permanent or temporary regulations of the Department of the Treasury under the Code as such regulations may be lawfully changed from time to time.

     REMAINING MEMBERS - With respect to any act, event or occurrence contemplated hereby, all of the Members of the Company other than the Member(s) to whom such act, event or occurrence directly relates. For example, in the event of the Dissociation of a Member or the Disposition of a Membership Interest, all Members at the time of such Dissociation other than the Dissociated Member or all Members other than the Member who proposed such Disposition, respectively.

     SERVICE PROPERTY OR SERVICE PROPERTIES - Shall mean the properties to which the Company provides maintenance and other services more particularly set forth in Article III.

     SUBSTITUTE MEMBER - An Assignee who has been admitted to all of the rights of membership pursuant to this Agreement.

     TAXABLE YEAR - The taxable year of the Company as determined pursuant to section 706 of the Code.

     TAXING JURISDICTION - Any state, local, or foreign government that collects tax, interest or penalties, however designated, on any Member's share of the income or gain attributable to the Company.

     TAX MATTERS MEMBER - Shall have the meaning set forth in Section 10.3.

     UNANIMOUS MEMBER VOTE - The affirmative vote or consent of all Members entitled to vote on, consent to, or approve a particular matter owning in excess of one-half of the Membership Interests. Assignees shall not be considered Members entitled to vote for the purpose of determining a Unanimous Member Vote. A Member who has Disposed of all or a portion of that Member's Membership Interest (as permitted hereunder) to an

Assignee, but has not ceased to be a Member as provided below, shall be considered a Member for the purpose of determining a Unanimous Member Vote.


                                     ARTICLE II
                                      FORMATION

    2.1 ORGANIZATION. The Members hereby organize the Company as a Delaware limited liability company pursuant to the provisions of the Act.

    2.2 AGREEMENT, EFFECT OF INCONSISTENCIES WITH ACT. For and in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members executing this Agreement hereby agree to the terms and conditions of this Agreement, as it may from time to time be amended according to its terms. It is the express intention of the Members that this Agreement and the Non-Compete Agreement of even date herewith, by and between the Initial Members (the "Non-Compete Agreement"), shall be the sole source of agreement of the parties regarding the Company, and, except to the extent a provision of this Agreement expressly incorporates federal income tax rules by reference to sections of the Code or Regulations or is expressly prohibited or ineffective under the Act, this Agreement shall govern, even when inconsistent with, or different than, the provisions of the Act or any other applicable law or rule. To the extent any provision of this Agreement is prohibited, ineffective, invalid, illegal or unenforceable under the Act, or other applicable law or rule, this Agreement shall be considered amended to the smallest degree possible in order to make the Agreement effective under the Act or other applicable law or rule. In the event that either the Act, or other applicable law or rule, is subsequently amended or interpreted in such a way to make any provision of this Agreement that was formerly invalid, illegal or unenforceable valid (or there shall be added as part of this Agreement a provision as similar as possible to such invalid, illegal or unenforceable provision), such new or amended provision shall be considered to be valid and effective on the date upon which the prior provision was held to be invalid, illegal or unenforceable. Any of the remaining provisions shall not in any way be impaired or affected. The Members hereby agree that each Member shall be entitled to rely on the provisions of this Agreement, and no Member shall be liable to the Company or to any Member for any action or refusal to act taken in good faith reliance on the terms of this Agreement. The Members and the Company hereby agree that the duties and obligations imposed on the Members of the Company as of the Effective Date of this Agreement, are those set forth in this Agreement and the Non-Compete Agreement, which Agreements supersede and replace all prior or contemporaneous agreements, commitments and understandings, oral or written, between the Members and the Company, and which are intended to govern the relationship among the Company and the Members, notwithstanding any provision of the Act or common law to the contrary.

     2.3 NAME. The name of the Company is Aptek Maintenance Services LLC, and all business of the Company shall be conducted under that name or under any other name approved

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

by Members holding a majority of the outstanding Membership Interests, but in any case, only to the extent permitted by applicable law. The Company shall be permitted to use PRC's or NHP Incorporated's respective names to describe the Company on letterhead of the Company in a format reasonably acceptable to each of the Members. Use of PRC's or NHP Incorporated's respective names in any other advertisements, promotions, signage or marketing material shall be subject to each Member's prior written consent. At such time as an Initial Member ceases to be a Member, such right shall terminate, and the Company shall promptly cease to use such former Member's name.

     2.4 EFFECTIVE DATE. This Agreement shall become effective upon the Effective Date.

     2.5 TERM. The Company shall be dissolved and its affairs wound up in accordance with the Act and this Agreement on December 31, 2045, unless the term shall be extended by amendment to this Agreement and the Certificate, or unless the Company shall be sooner dissolved and its affairs wound up in accordance with the Act or this Agreement.

     2.6 REGISTERED AGENT AND OFFICE. The registered agent for the service of process and the registered office shall be that Person and location reflected in the Certificate as filed in the office of the Secretary of State of the State of Delaware. The Members, by Unanimous Member Vote, may, from time to time, change the registered agent or office through appropriate filings with the Secretary of State of the State of Delaware. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Members, by Unanimous Member Vote, shall promptly designate a replacement registered agent or file a notice of change of address as the case may be. If the Members, by Unanimous Member Vote, shall fail to designate a replacement registered agent or change of address of the registered office within twenty
(20) Business Days, any Member may designate a replacement registered agent or file a notice of change of address.

     2.7 PRINCIPAL OFFICE; OTHER OFFICES. The principal office of the Company shall be at 19 East 82nd Street, New York, New York 10028, or such other place(s) as the Member-Manager may designate from time to time, which need not be in the State of Delaware. The Company may have such other offices as the Members, by Unanimous Member Vote, may determine to be appropriate.

     2.8 CONSULTING FEES. For so long as PRC is the Member-Manager of the Company, the Company shall pay a total annual aggregate consulting fee to PRC in the amount of One Hundred Twenty-five Thousand Dollars ($125,000.00), which amount shall be pro-rated from the Effective Date for the remainder of 1996. In exchange for such consulting fee, PRC shall arrange for Frank Linde and/or John Chatzky to provide executive, management and operational oversight to the Company at no additional cost, at such time, and to the extent, reasonably necessary or appropriate in order to provide the Member-Manager with such services in connection with the Member-Manager's management of the Company. In the event that PRC is the Member-Manager, but both Frank Linde and John Chatzky are no longer available, the Company shall continue to pay the consulting fee set forth herein provided that PRC provides an individual(s) to replace Mr. Linde or Mr. Chatzky who is reasonably acceptable to NHP. Such consulting fee shall be treated as a payment by the Company to an independent contractor. The consulting fee shall be paid in equal quarterly payments, in arrears, on the first Business Day of the next succeeding quarter.

     2.9 FOREIGN QUALIFICATION. Promptly following the Effective Date, the Member-Manager shall cause the Company to become qualified as a foreign limited liability company in the State of New York.


                                   ARTICLE III
                              NATURE OF BUSINESS

     The Company may engage in any lawful business permitted by the Act or the laws of any jurisdiction in which the Company may do business, including: providing property maintenance services and related construction, capital improvements and other related maintenance services, for (i) properties in the NHP Incorporated New York City portfolio; and (ii) other properties in jurisdictions where the Company has opened and maintains offices throughout the continental United States, whether controlled by NHP Incorporated, PRC, or any other third party (exclusively), provided that such properties are not, as of the Effective Date, being serviced, or otherwise under contract for service, with Triboro Maintenance or otherwise subject to the exclusivity and non-compete provisions to which the Members of the Company are subject, pursuant to the terms of the Non-Compete Agreement. In furtherance of the foregoing, in the event that the Company establishes, or causes to be established, a computer software system which will allow the Company to interface with the Service Properties owned or managed by NHP Incorporated, such system shall be established at the expense of the Company. The Company shall have the authority to do all things necessary or convenient to accomplish its purpose and operate its business as described in this Article III. The Company exists only for the purpose specified in this Article III, and may not conduct any other business without a Unanimous Member Vote. Nothing contained herein shall be deemed to obligate any Member of the Company to violate any Legal Requirement.


                                     ARTICLE IV
                              ACCOUNTING AND RECORDS

     4.1 ACCESS TO INFORMATION. In addition to the other rights specifically set forth in this Agreement, each Member shall have access to all records of and reports by the Company and to all information to which a Member is entitled to have access pursuant to the Act.

     4.2 AUDITS. The independent public accountant for the Company shall be Arthur Andersen LLP, which shall conduct annual audits of the Company's books, records and financial statements. Additionally, each Member shall have the right to conduct, or cause to be conducted, from time to time, a supplemental or additional audit of the books, records and financial statements of the Company. The Member conducting, or causing to be conducted, such supplemental audit shall bear the entire expense of the audit.

     4.3 RECORDS TO BE MAINTAINED. The Member-Manager shall maintain the following records at the Company's principal office:

             (a) A current list of the full name and last known business address of each Member, former Member and other holder of a Membership Interest and the Membership Interest of each such Person;

             (b) A copy of the Certificate and all amendments thereto, together with executed copies of any powers of attorney pursuant to which the Certificate and/or any amendments thereto have been executed;

             (c) Copies of the Company's federal, foreign, state and local income tax returns or information and reports, if any, for the five (5) most recent years;

             (d)     Copies of this Agreement including all amendments hereto;

             (e) Any financial statements of the Company for the five (5) most recent years; and

             (f) Complete and accurate books and records of the Company and supporting documentation of the transactions with respect to the conduct of the Company's business, and shall utilize a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP.

     4.4     REPORTS TO MEMBERS.

             (a) The Member-Manager shall provide to each Member within twenty (20) days after the end of each fiscal month, copies of the Company's regularly prepared monthly operating reports, if any, and a statement of all transactions with Affiliates for such month. The Member-Manager shall provide consolidated financial statements for each of the three month periods ended February 28 (or 29), May 31, and August 31, of each year in conformity with GAAP, as soon as available and in no event later than twenty (20) days after the end of each three (3) month period. The Member-Manager shall provide to each Member as soon as available and in any event within sixty (60) days after the end of each fiscal year, the audited consolidated financial statements of the Company, including a report from such auditor (selected pursuant to Section 4.2) expressing an opinion on the Company's consolidated financial statements (and as to fair presentation, such auditor's report shall be unqualified). At such time as the Company directly or indirectly contributes ten percent (10%) or more to NHP Incorporated's consolidated EBITDA, then upon NHP's request, NHP may require that reports provided for in the second sentence of this Section 4.4 shall be provided to each Member on a calendar quarter basis, rather than pursuant to the reporting schedule set forth above, in which event, the Member-Manager shall provide any such reports no later than seven (7) days after the end of the first, second and third calendar quarters and sixty (60) days after the end of each calendar year.

             (b) The Member-Manager shall provide all Members and Assignees with those information returns required by the Code and the laws of any state.

     4.5 ADOPTION AND APPROVAL OF ANNUAL BUDGET. The Company shall, upon a Unanimous Member Vote, adopt and approve each annual budget of the Company (each, an ANNUAL BUDGET). In the event that the Members of the Company have not adopted and approved an Annual Budget on or before December 31 of the immediately preceding year, the Member-Manager may unilaterally adopt an Annual Budget with respect to the immediately following calendar year which provides for a minimum of a ten percent (10%) increase in Net Cash Flow over the actual Net Cash Flow (excluding purchase and sale of assets outside the ordinary course of business, incurrence or repayment of indebtedness and any Contributions) for the immediately preceding year (the BRIDGE BUDGET) until such time as an Annual Budget is agreed to by Unanimous Member Vote. In the event that the Company performed at a loss for the preceding year, the Bridge Budget shall provide for a Net Cash Flow of at least zero without regard to Contributions or loans.


                                    ARTICLE V
                              MEMBERSHIP INTERESTS

     5.1     MEMBERSHIP INTERESTS.

             (a)     The Company shall have one class of Membership Interests.

             (b) The holders of the Membership Interests (i) shall share in each item of Company income, gain, loss, deduction and credit as provided in Articles VIII and IX, (ii) shall be entitled to quarterly Distributions, (iii) shall not be subject to any right of redemption by the Company and shall have no conversion rights and (iv) shall be entitled to one vote per percentage point of Membership Interest on each matter submitted to a vote or consent of Members. Each Membership Interest shall be identical in all respects with each other Membership Interest. The Members (excluding those who are Dissociated and those who are not yet Dissociated, but who have received notice that the procedures set forth in Article 12.2(a) hereof are being exercised) shall be entitled to vote their Membership Interests on any matter submitted generally to a vote of all of the Members.

     5.2 INITIAL OWNERSHIP OF MEMBERSHIP INTERESTS. The names and addresses of the Initial Members and their respective percentage ownership of Membership Interests are as reflected on EXHIBIT A, attached hereto and by this reference made a part hereof as if set forth fully herein.


                                      ARTICLE VI
                              RIGHTS AND DUTIES OF MEMBERS

     6.1 MANAGEMENT RIGHTS. Except as otherwise provided herein, any action by the Member-Manager in accordance with the terms hereof shall bind the Company. Notwithstanding anything herein to the contrary, neither the Company nor the Member-Manager acting on behalf of the Company may take any of the following actions without first obtaining a Unanimous Member Vote:

             (a) the merger, consolidation, conversion or other structural reorganization of the Company.

             (b) the liquidation, dissolution, reorganization or recapitalization of the Company.

             (c) making, executing, or delivering on behalf of the Company any assignment for the benefit of creditors or any guarantee, indemnity bond, or surety bond, or any equivalent thereof other than endorsements for collection and indemnity or surety bonds in the ordinary course of business.

             (d) the adoption or approval of any material change in any approved Annual Budget.

             (e) unless otherwise expressly provided for in the approved Annual Budget in effect at such time:

                     (i) ENTER INTO OR AGREE TO ENTER INTO ANY MATERIAL AGREEMENT, ARRANGEMENT OR UNDERSTANDING, WHETHER ORAL OR WRITTEN, WITH ANY PERSON(S) (INCLUDING ANY MEMBER, MEMBER-MANAGER OR AFFILIATE OF THE COMPANY) INVOLVING CONSIDERATION IN EXCESS OF $50,000.00 INDIVIDUALLY, OR IN A SERIES OF RELATED AGREEMENTS, ARRANGEMENTS OR UNDERSTANDINGS IN ANY CALENDAR YEAR; OR

                     (ii) INCUR, REFINANCE, REPLACE, EXTEND, AMEND OR MODIFY ANY COMPANY LIABILITY OR ISSUE OR GRANT ANY GUARANTY, ENDORSEMENT (OTHER THAN FOR COLLECTION) OR INDEMNIFICATION OF ANY INDEBTEDNESS OR OBLIGATION OF ANY PERSON, IN EACH CASE OTHER

THAN IN THE ORDINARY COURSE OF BUSINESS AND OTHER THAN AN UNSECURED WORKING CAPITAL LINE OF CREDIT NOT TO EXCEED $50,000.00; OR

                     (iii) (A) ACQUIRE, BY ANY MEANS, ANY PROPERTY OR BUSINESSES ON BEHALF OF THE COMPANY OR (B) MAKE OR COMMIT TO MAKE ANY CAPITAL EXPENDITURES, IN EACH CASE IN EXCESS OF THE HIGHER OF (X) $50,000.00, OR (Y) 5% OF NET ASSETS OF THE COMPANY, WHETHER IN A SINGLE TRANSACTION OR IN A SERIES OF RELATED TRANSACTIONS DURING ANY CALENDAR YEAR; OR.

                     (iv) THE DISPOSITION OF ANY COMPANY PROPERTY (EXCLUDING DISPOSITIONS WHICH ARE CONSISTENT WITH THE ANNUAL BUDGET OR, IF A BRIDGE BUDGET IS THEN IN EFFECT, IN A MANNER CONSISTENT WITH THE MOST RECENT ANNUAL BUDGET APPROVED BY UNANIMOUS MEMBER VOTE), IN ANY SINGLE TRANSACTION OR SERIES OF RELATED TRANSACTIONS, HAVING A VALUE IN EXCESS OF $10,000.00, OR THE DISPOSITION OF COMPANY ASSETS HAVING A VALUE IN EXCESS OF $50,000.00 IN THE AGGREGATE IN ANY ONE (1) CALENDAR YEAR PERIOD, OTHER THAN INVENTORY IN THE ORDINARY COURSE OF BUSINESS.

             (f) except as expressly provided for in this Agreement, (i) issue, sell or otherwise Dispose of, or (ii) purchase, redeem or otherwise acquire; or (iii) grant any option or other right (including any preemptive right) to subscribe for or purchase, or (iv) enter into any agreement for the issuance (contingent or otherwise) of, or (v) create any call, commitment, appreciation right, claim or other right of any character relating to, any Membership Interest (or any right to purchase any Membership Interest) in the Company.

             (g) admit new Members (whether Substitute Members or Additional Members) and determine, establish or agree as to the amounts and the timing of their Contributions or otherwise enter into any Admission Agreement other than pursuant to Section 13.2 hereof.

             (h) enter into any employment, consulting or termination agreement (oral or written) with any employee or proposed employee of, or consultant or proposed consultant to, or advisor or proposed advisor (including any legal counsel, accountants or other advisor) to, the Company, where the amount of salary or compensation (expressly excluding for such purpose the value of any benefits payable under any such agreement) exceeds $50,000.00 as to employees and $25,000.00 as to consultants, each in any calendar year (pro-rated from the Effective Date for the remainder of the 1996 calendar year), or where the term of such employment or consulting agreements exceeds a term of one (1) year, unless otherwise expressly provided for in the approved Annual Budget in effect at such time or, if a Bridge Budget is then in effect, in a manner consistent with the prior Annual Budget, and except as provided for in Section
2.8 hereof. Any and all such agreements shall be on commercially reasonable terms, which commercial reasonability shall irrefutably be assumed in any contract approved by Unanimous Member Vote.

             (i) confess a judgment, or settle or compromise any Proceeding involving a payment by or to the Company in excess of $25,000.00 individually or in the aggregate in any calendar year.

             (j) dispose of or otherwise encumber or permit to exist and continue a security interest in or lien on all or substantially all of the Property or businesses of the Company, excluding purchase money liens in the ordinary course of business.

             (k) form any partnership or joint venture with, or make any investment in any Organization, including the formation of and any investment in any subsidiary of the Company (whether or not wholly owned by the Company).

             (l) file or permit to remain unchallenged, any bankruptcy action (or other similar action) by or against the Company, or, except in accordance with Article XIV, cause the voluntary dissolution and winding up of the Company.

             (m) establish any bank, trust, securities or other depository, credit line or safe deposit account on behalf of the Company, other than any such accounts which are located in the United States or its territories.

             (n) make any loan or advance to any Person, including, without limitation, any Member or Member-Manager of the Company (or any Affiliate of any Member or Member-Manager, any Affiliate of the Company and any employee of the Company or of any Member or Member-Manager) other than an advance of reasonable, actual expenses in the ordinary course of business.

             (o) change the fiscal year or change the accounting policies, practices or procedures of the Company from the historical accounting policies, practices and procedures of the Company.

             (p) approve any transaction or agreement or arrangement between the Company and any Member or Affiliate of a Member of the Company, other than as expressly permitted under the terms of this Agreement.

             (q) enter into or agree to enter into any agreement to do any of the foregoing.

             (r) take any other action otherwise expressly requiring a Unanimous Member Vote under this Agreement.

     With respect to (e), (h), (i) and (q) (but, with respect to (q), only to the extent relating to paragraphs (e) and (h)) above, in the event that the Member-Manager is unable to gather a sufficient number of Members together to take a Supermajority Member Vote at a special meeting called pursuant to Section 6.2(b) within twenty (20) days after any such request, then the Member-

Manager may proceed with any transaction which is otherwise in accordance with the terms of this Agreement provided that the Member-Manager, provided the Members with written notice two (2) times within the first ten (10) business days of such period (once every five (5) business days), which notice sets forth the nature of the transaction and the consequences of such Member's failure to respond.

     6.2     ACTION BY MEMBERS.

             (a) Members may act by either (i) the affirmative vote of Members present or by proxy at a meeting of Members convened pursuant to the provisions of this Section 6.2 or (ii) the written consent of the Members, in each case owning the Membership Interests required to take the subject action. In the case of any action by written consent, each Member will certify as to the percentage of Membership Interests owned by such Member at such time. Any Member may require that any Unanimous Member Vote may be conducted by secret ballot.

             (b) There will be no regular meetings of Members. A special meeting of Members may be called, and shall be held, at the direction of any Member. Any such direction will be delivered to each Member and shall include a description of the matter(s) to be voted upon at such special meeting, as well as the time of such special meeting (which must be at least seven (7) Business Days following the date the direction is delivered to any Member), which time requirement may be waived by a Unanimous Member Vote.

             (c) Members may participate in meetings of Members by means of conference telephone or similar communications equipment which will allow all Persons participating in the meeting to hear each other. Such participation in a meeting shall constitute presence in person at such meeting.

             (d) Members shall vote according to the Membership Interests held by such Members that are entitled to vote on the subject matter of the meeting.

     6.3 LIABILITY OF MEMBERS. No Member shall be liable as a Member for the liabilities of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Members for liabilities of the Company.

     6.4     INDEMNIFICATION.

             (a) Neither any Member, nor any Member acting as Member-Manager or Officer, nor any Affiliate of the foregoing, nor any consultant retained pursuant to Section 2.8 hereof (each, an INDEMNIFIED PARTY), shall be liable to the Company or any Member for any loss suffered by the Company or any Member which arises out of any act or omission of the Indemnified Party taken in its/his/her official capacity hereunder, including Section 2.8, involving the exercise of discretion or business judgment, if (i) such act or omission was committed, or omitted, by the Indemnified Party in good faith and in the reasonable belief that such act or omission was in the best interests of the Company and (ii) such act or omission did not constitute or involve any gross negligence or willful misconduct of or by the Indemnified Party. Each Indemnified Party shall be indemnified, defended and held harmless by the Company from and against any and all losses, judgments, liabilities, amounts and expenses (including reasonable attorneys' fees and legal costs and disbursements as well as reasonable amounts paid in settlement of any claims) arising out of or in connection with any act or omission for which such Indemnified Party would not be liable to the Company pursuant to the provisions of the immediately preceding sentence. Notwithstanding anything to the contrary herein, each of the Members hereby indemnifies the other Members and the Company for any action or liability arising out of a breach of such Member's representations and warranties set forth in Section 6.5 hereof.

             (b) The Company shall advance, or otherwise pay on a current basis (to the extent any insurer does not do so), all sums, costs, fees and expenses, including reasonable attorneys' fees and legal expenses, necessary to defend and hold harmless any Indemnified Party entitled, or potentially entitled, to indemnification pursuant to Section 6.4(a) above unless or until it is agreed or finally determined that such Indemnified Party is not entitled to indemnification. Any such advances (whether or not made under protest or with a reservation of rights) shall be without prejudice to the rights of the Company to obtain reimbursement of such advances, in whole or in appropriate part, from any Person agreed or finally determined to be not entitled to indemnification in whole or in part.

     6.5 REPRESENTATIONS AND WARRANTIES. Each Member hereby represents and warrants to the Company and to each other Member that: (a) it is duly organized, validly existing, and in good standing under the law of its state of organization and that it has full organizational power to execute and agree to this Agreement and to perform its obligations hereunder; (b) the Member is acquiring its interest in the Company for the Member's own account as an investment and without an intent to distribute all or any portion of such interest; (c) the Member acknowledges that the Membership Interests have not been registered under the Securities Act of 1933 or any state securities laws, and may not be resold or transferred by the Member without appropriate registration or the availability of an exemption from such requirements; (d) this Agreement has been duly authorized, executed and delivered by it, is not subject to any further consent, waiver, authorization, approval or filing requirements, and constitutes a legal, valid and binding agreement of it, enforceable against it in accordance with its terms; and (e) any and all statements, representations or warranties regarding such Member contained in any filing with a government or governmental agency relating to the Company, which was based on information supplied by such Member, did not contain any misstatement or omission, which misstatement or omission made the information materially misleading at the time made.

     6.6     CONFLICTS OF INTEREST

             (a) Any Affiliate of the Company or any Member, may be employed or engaged by the Company to render services (including, but not limited to, "Venture Overhead Services" (hereinafter defined), such as rent) to or on behalf of the Company for compensation; PROVIDED, HOWEVER, that (x) such compensation and services shall be priced at fair market value, and (y) after full and accurate disclosure of the interest to all of the Members, the Members, by a Unanimous Member Vote, authorize the terms of such engagement (unless provided for in the most recently approved Annual Budget as services to be provided by such Person, or if a Bridge Budget is then in effect in a manner consistent with the most recent Annual Budget which was approved by a Unanimous Member Vote). Notwithstanding the foregoing, the Members acknowledge and agree that the requirements of (x) and (y) above and Section 6.1(p) are not applicable to: (i) the actions contemplated by Section 2.8 hereof; nor (ii) Section 7.1 hereof concerning the first two (2) years of operation of the Company; and the Members further acknowledge and agree that the requirements of (y) above are not applicable to: (iii) transactions by and between the Company and Aptek Management Company LLC; nor (iv) transactions by and between the Company and PRC's third-party property management portfolio.

             (b) Members shall account to the Company and hold as trustee for it any Property, profit, or benefit derived by the Member, without the consent of a Majority of the Remaining Members, in the conduct and winding up of the Company business or from a use or appropriation by the Member of Company Property including information developed exclusively for the Company and opportunities expressly offered to the Company.

             (c) A Member does not violate a duty or obligation to the Company merely because the Member's conduct furthers the Member's own interest. A Member may lend Money to and transact other business with the Company upon full disclosure to all of the Members and compliance with paragraph (a) above. The rights and obligations of a Member who lends Money to or transacts business with the Company are the same as those of a Person who is not a Member, subject to other applicable law. No transaction with the Company shall be voidable solely because a Member has a direct or indirect interest in the transaction if either the transaction is permitted under Section 6.6(a), or after full and accurate disclosure, all of the Disinterested Members authorize, approve, or ratify the transaction by Unanimous Member Vote.

                                    ARTICLE VII
                                  MEMBER-MANAGERS

     7.1 MEMBER-MANAGERS. The Member-Manager shall be responsible for carrying on the day-to-day business affairs of the Company which are not otherwise delegated in this Agreement, including, but not limited to providing accounting and other administrative services to the Company. The Initial Member -Manager shall also be responsible for all costs associated with carrying on the Company's business not otherwise set forth in EXHIBIT B through December 31, 1998 (the PREFERENCE PERIOD), excluding only the One Hundred Twenty-five Thousand Dollar ($125,000.00) annual consulting fee to be paid pursuant to
Section 2.8 (collectively, the VENTURE OVERHEAD SERVICES). During such Preference Period, the Member-Manager shall bear the expense of such Venture Overhead Services.

     In the event that after the Preference Period the Company and PRC (or any Affiliates of PRC) shall share the services of employees, consultants, equipment, other aspects of professional and/or administrative services or Venture Overhead Services, the Member-Manager shall use commercially reasonable efforts after such Preference Period to allocate the corresponding costs and expenses (including an allocation of personnel) devoted to the Company business (the COMPANY BUSINESS COSTS) and to PRC's (and its Affiliates') business which is independent of the Company business existing as of the Effective Date, such as Triboro Maintenance Company's business (collectively, the PRC BUSINESS COSTS), and after the Preference Period PRC shall remain solely responsible for the costs and expenses of any and all of the PRC Business. The Members agree in good faith to determine and agree upon the Company Business Costs and the PRC Business Costs.

     After the Preference Period, NHP has the right to cause the Company to obtain some or all of such services from an independent source.

     7.2 TERM OF MEMBER-MANAGER. No Member-Manager shall have any contractual right to such position. Each Member-Manager shall serve until the earliest of:

             (a)     The Dissociation of such Member-Manager;

             (b)     The Resignation of such Member-Manager;

             (c) The expiration of the initial term on December 31, 1999, after which time the Members shall elect a Member-Manager by Unanimous Member Vote for successive terms of two (2) years each; or

             (d)     The election to remove upon a change in control under
Section 11.5 hereof.

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

     In the event of a vacancy in the position of Member-Manager, the Members by Unanimous Member Vote shall appoint a replacement Member-Manager. Any of the Members may succeed as Member-Manager as elected or appointed by Unanimous Member Vote, or the Members may jointly appoint a third-party manager. In the event that the Members are unable to reach a Unanimous Member Vote in order to appoint a replacement Member-Manager, the Call Option Agreement may then be triggered by NHP or, if the requirements of Section 11.4(b) are met, either Member may exercise the Buy-Sell Agreement. In the event of the expiration of the current Member-Manager's term, such Member-Manager may be re-elected pursuant to the terms of this Section 7.2 and shall continue to serve until such a successor is duly elected.

     If at any time the Company experiences any material adverse deviation from the Annual Budget, the Member-Manager shall promptly notify the Members, in writing: (i) that such a deviation exists, and as to the extent and cause of such deviation; and (ii) of the Member-Manager's proposed solution to rectify such deviation from the Annual Budget and proposed method of avoiding any such deviation in the future. The Remaining Members shall be afforded an opportunity to participate in the Member-Manager's refinement, modification (as the Remaining Members deem necessary or advisable) and implementation of the solution proposed in (ii) immediately above.

     7.3 AUTHORITY OF MEMBERS TO BIND THE COMPANY. Only the Member-Manager and agents of the Company authorized by the Member-Manager shall have the authority to bind the Company consistent with the terms of this Agreement. No Member who is not either a Member-Manager or otherwise expressly authorized by the Member-Manager as an agent shall take any action to bind the Company, and each Member shall indemnify the Company for any costs, liabilities, obligations, or damages incurred by the Company as a result of the unauthorized action of such Member. Subject to Section 6.1 hereof, the Member-Manager has the power and authority, on behalf of the Company, to do all things necessary or convenient to carry out the business and affairs of the Company, including, without limitation:

             (a) Procuring general business liability insurance insuring against all risks normally insured against by companies of similar size engaged in similar lines of business;

             (b) Arranging for the maintenance of any offices maintained by the Company according to standards reasonably acceptable within the industry and for the provision of all necessary or appropriate repairs and replacements;

             (c) Arranging for appropriate office record keeping, bookkeeping and accounting, as herein required and otherwise required by the Act;

             (d) Arranging for the billing and collection on behalf of the Company of all fees, charges or other compensation due to the Company, in addition to the responsibility to direct, endorse and deposit all checks and other funds, as well as take such other actions (including the establishment of the Company's bank account(s), at a federally insured banking institution located within the United States) regarding the handling of checks and other funds owed, owned or held by or on behalf of the Company; and

             (e) Subject to NHP's prior review and approval, not to be unreasonably withheld or delayed, preparing, or causing to be prepared, and filing all material periodical and other required reports to any governmental and regulatory agencies, including tax returns, and performing all related administrative functions.

     7.4 STANDARD OF CARE. The Member-Manager shall discharge its duties to the Company and the Members in good faith and with that degree of care that an ordinary prudent individual/organization in a similar position would use under similar circumstances. In discharging its duties, the Member-Manager shall be fully protected in relying in good faith upon the records required to be maintained under Article IV and upon such information, opinions, reports or statements by any Person as to matters the Member-Manager reasonably believes are within such other Person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, Net Cash Flow of the Company or any other facts pertinent to the existence and amount of assets from which Distributions to Members might properly be paid.


                                     ARTICLE VIII
                          CONTRIBUTIONS AND CAPITAL ACCOUNTS

     8.1 INITIAL CONTRIBUTIONS. Each Initial Member shall make the Contribution described for that Member on EXHIBIT A, attached hereto and incorporated herein, at the time and on the terms specified on EXHIBIT A and shall perform that Member's Commitment. The value of the Contributions shall be as set forth on EXHIBIT A. No interest shall accrue on any Contribution and no Member shall have the right to withdraw or be repaid any Contribution except as provided in this Agreement. Each Additional Member shall make the Contribution and shall perform the Commitment described in the Admission Agreement. The value of the Additional Member's Contribution and the time for making such Contribution shall be set forth in the Admission Agreement.

     8.2 ADDITIONAL CONTRIBUTIONS. In addition to the Initial Contributions, the Members, by Unanimous Member Vote, may determine from time to time that additional Contributions are needed to enable the Company to conduct its business. If the Members determine that, in addition to the Initial Contributions and Commitments, additional Contributions are needed to enable the Company to conduct its business, the Members may attempt to arrange for the borrowing of such funds from Members (including Members or Affiliates of Members) on such terms as may be approved by a Unanimous Member Vote, from an independent third party lender or lenders, or from additional Contributions of the Members; PROVIDED, HOWEVER, that it is expressly understood and agreed that no Member or any Affiliate or Assignee of a Member has, or shall have, any obligation to lend or contribute to the Company additional funds pursuant to this Section 8.2.

     8.3 MAINTENANCE OF CAPITAL ACCOUNTS. The Company shall establish and maintain a Capital Account for each Member and Assignee in accordance with the following provisions:

             (a) A Member's Capital Account shall be credited with such Member's Contributions, the amount of any Company Liabilities assumed by such Member (or which are secured by Company Property distributed to such Member), such Member's distributive share of Profit and any item in the nature of income or gain specially allocated to such Member pursuant to the provisions of Section 9 hereof; and

             (b) A Member's Capital Account shall be debited with the amount of Money and the fair market value of any Company Property distributed to such Member, the amount of any liabilities of such Member assumed by the Company (or which are secured by Property contributed by such Member to the Company), such Member's distributive share of Loss and any item in the nature of expenses or losses specially allocated to such Member pursuant to the provisions of Section 9 hereof.

If any Membership Interest is transferred pursuant to the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it is attributable to the transferred Membership Interest. If the fair market value of Company Property is adjusted pursuant to this Agreement or as required pursuant to the Regulations, the Capital Account of each Member shall be adjusted to reflect the aggregate adjustment in the same manner as if the Company had recognized gain or loss equal to the amount of such aggregate adjustment.

     8.4     COMPLIANCE WITH SECTION 704(B) OF THE CODE.  The provisions of this
Article 8 as they relate to the maintenance of Capital Accounts are intended, and shall be construed, and, if necessary, modified to cause the allocations of profits, losses, income, gain and credit pursuant to Article 9 to have substantial economic effect under Regulation 1.704-1(b), in light of the Distributions made pursuant to Articles 9 and 14 and the Contributions made pursuant to this Article 8. Notwithstanding anything herein to the contrary, this Agreement shall not be construed as creating a deficit restoration obligation or otherwise personally obligate any Member or Assignee to make a Contribution in excess of the Initial Contribution and Commitment, if any, of the Member or Assignee.

     8.5 ADVANCES. If any Member shall advance any funds to the Company in excess of its Commitment as a loan to the Company, such loan shall be repaid prior to any Distributions, and the amount of such advance shall neither increase its Capital Account nor entitle it to any increase in its share of the distributions of the Company.

                                     ARTICLE IX
                           DISTRIBUTIONS AND ALLOCATIONS

     9.1 DISTRIBUTIONS. Except as otherwise provided in Section 14.3 hereof with respect to Distributions to be made upon the dissolution and liquidation of the Company, all Net Cash Flow for a fiscal year (which shall be a calendar year) shall be distributed to Members quarterly, within thirty (30) days after the end of each quarter, as follows:

             (a) The first One Million Dollars ($1,000,000.00) of Net Cash Flow for each year of the Preference Period (pro-rated for the first calendar year from the Effective Date) shall be distributed, seventy percent (70%) to PRC and thirty (30%) to NHP. All other Net Cash Flow during the Preference Period shall be distributed to Members in proportion to their respective Membership Interests; and

             (b) All Net Cash Flow for all subsequent fiscal years of operation shall be distributed to Members in proportion to their respective Membership Interests.

     Notwithstanding anything to the contrary which may be contained herein, it is the intention of the Members that Distributions shall be limited to sums from Net Cash Flow derived or earned from the Company's operation, less amounts retained for for working capital and reserves which are consistent with prudent business practices. In furtherance of the foregoing: no Distributions of cash shall be made absent complete satisfaction of outstanding indebtedness of the Company without a Unanimous Member Vote, excluding purchase money indebtedness or indebtedness with respect to capital leases; and no Distributions of cash shall be made until or unless payables are paid or reduced so as not to exceed thirty (30) days outstanding, absent providing reasonable reserves for such payables (in light of accounts receivables) or a Unanimous Member Vote.

     9.2     ALLOCATIONS

             (a) PROFIT AND LOSS. "Profit" and "Loss" mean, for each taxable year of the Company (or other period for which Profit or Loss must be computed), the Company's taxable income or loss determined in accordance with
Section 703(a) of the Code, and after deduction for amounts paid for the consulting fees provided for in Section 2.8, with the following adjustments:

                     (i) ALL ITEMS OF INCOME, GAIN, LOSS OR DEDUCTION REQUIRED TO BE STATED SEPARATELY PURSUANT TO SECTION 703(A)(1) OF THE CODE SHALL BE INCLUDED IN COMPUTING COMPANY TAXABLE INCOME OR LOSS;

                     (ii) ANY TAX-EXEMPT INCOME OF THE COMPANY, NOT OTHERWISE TAKEN INTO ACCOUNT IN COMPUTING THE COMPANY'S TAXABLE INCOME, SHALL BE INCLUDED IN COMPUTING PROFIT OR LOSS;

                     (iii)   ANY EXPENDITURES OF THE COMPANY DESCRIBED IN
SECTION 705(A)(2)(B) (OR TREATED AS SUCH PURSUANT TO REGULATION Section1.704-1(B)(2)(IV)(I)) AND NOT OTHERWISE TAKEN INTO ACCOUNT IN COMPUTING PROFIT OR LOSS, SHALL BE SUBTRACTED FROM TAXABLE INCOME OR LOSS; AND

                     (iv) ANY ITEMS WHICH ARE SPECIALLY ALLOCATED PURSUANT TO THIS SECTION 9 HEREOF SHALL NOT BE TAKEN INTO ACCOUNT IN COMPUTING PROFIT OR LOSS.

             (b) STANDARD ALLOCATION OF PROFIT AND LOSS. Except as otherwise set forth in this Section 9.2: the Profit and Loss of the Company for each fiscal year shall be allocated among the Members in a manner such that the capital accounts of each Member at the end of each such fiscal year would be equal to the Net Cash Flow that would otherwise be distributed to such Member if all the assets of the Company were Disposed of at book value at the end of such fiscal year and Net Cash Flow were distributed to the Members in accordance with
Section 9.1.

             (c) ALLOCATIONS CAUSING NEGATIVE CAPITAL ACCOUNTS; MINIMUM GAIN RULE AND QUALIFIED INCOME OFFSET.

                     (i)     NOTWITHSTANDING THE PROVISIONS OF SECTION 9.2(B):

                             1)     IF THE ALLOCATION OF A LOSS TO A MEMBER FOR
ANY FISCAL YEAR PURSUANT TO SECTION 9.2(B)(II) WOULD CAUSE SUCH MEMBER TO HAVE AN ADJUSTED CAPITAL ACCOUNT DEFICIT OR INCREASE SUCH ADJUSTED CAPITAL ACCOUNT DEFICIT AS OF THE END OF SUCH FISCAL YEAR, THEN THE PORTION OF SUCH LOSS THAT WOULD HAVE SUCH EFFECT SHALL INSTEAD BE SPECIALLY ALLOCATED AMONG AND CHARGED TO THE CAPITAL ACCOUNTS OF THE OTHER MEMBERS, PRO RATA, IN PROPORTION TO THEIR RESPECTIVE MEMBERSHIP INTERESTS, SUBJECT TO THE PROVISIONS OF THIS SECTION 9.2(C); AND

                             2)     IF, AT THE END OF THE FISCAL YEAR, ANY
MEMBER HAS AN ADJUSTED CAPITAL ACCOUNT DEFICIT, THEN (I) ITEMS OF GROSS INCOME FOR SUCH FISCAL YEAR SHALL BE SPECIALLY ALLOCATED TO SUCH MEMBER TO THE EXTENT NECESSARY TO ELIMINATE SUCH DEFICIT, (II) THE PROFIT OR LOSS OF THE COMPANY FOR SUCH FISCAL YEAR SHALL BE RECOMPUTED BY ELIMINATING SUCH SPECIALLY ALLOCATED ITEMS OF GROSS INCOME, AND (III) THE RECOMPUTED PROFIT OR LOSS SHALL BE ALLOCATED TO THE REMAINING MEMBERS AS PROVIDED IN SECTION 9.2(B) AND THIS
SECTION 9.2(C).

                   (ii) ANY SPECIAL ALLOCATIONS OF PROFIT OR GROSS INCOME PURSUANT TO THIS SECTION 9.2(C) SHALL BE TAKEN INTO ACCOUNT IN COMPUTING SUBSEQUENT ALLOCATIONS OF PROFIT AND LOSS SO THAT, TO THE EXTENT POSSIBLE, THE AGGREGATE AMOUNTS OF PROFIT AND LOSS ALLOCATED TO EACH MEMBER WILL BE EQUAL TO THE AGGREGATE AMOUNTS THAT WOULD

HAVE BEEN ALLOCATED TO SUCH MEMBER IN THE ABSENCE OF UNEXPECTED INCREASES OR DECREASES IN ITS ADJUSTED CAPITAL ACCOUNT.

             (d) NONRECOURSE. To the extent that (a) any Member or Members may bear the burden of an economic loss corresponding to any Company Loss, deduction or item in the nature thereof attributable to a Company Liability that would be considered nonrecourse for purposes of Regulation Section1.1001-2, (b) any Member makes a loan or Contribution to the Company in order to fund a Company expense corresponding to any Loss, deduction or item in the nature thereof, or (c) any Member bears the economic risk of loss for a Company Liability by reason of such Member's obligation to make a net payment to a creditor with respect to such liability or a net contribution to the Company with respect to such liability, such Loss, deduction or item in the nature thereof shall be allocated solely to the Member or Members who bear such economic burden, who make such loan or Contribution, or who make such net payment or contribution, in the same proportions as such Members bear such economic burden or make such loan, Contribution or net payment. The foregoing provisions are intended to comply with Regulation Section1.704-2 and shall be interpreted and applied in a manner consistent with such Regulations.

             (e)     SPECIAL ALLOCATIONS OF ITEMS IN THE NATURE OF INCOME OR
GAIN.

                     (i) EXCEPT AS PROVIDED IN SECTION 9.2(E)(III) HEREOF, IF ANY MEMBER UNEXPECTEDLY RECEIVES ANY ADJUSTMENT, ALLOCATION OR DISTRIBUTION DESCRIBED IN REGULATION 1.704-1(B)(2)(II)(D)(4), (5) OR (6), ITEMS OF COMPANY INCOME AND GAIN SHALL BE SPECIALLY ALLOCATED TO SUCH MEMBER IN AN AMOUNT SUFFICIENT TO ELIMINATE, TO THE EXTENT REQUIRED BY THE REGULATIONS, THE ADJUSTED CAPITAL ACCOUNT DEFICIT OF SUCH MEMBER AS QUICKLY AS POSSIBLE.

                     (ii) EXCEPT AS OTHERWISE PROVIDED IN SECTION 9.2(E)(III) HEREOF, IF ANY MEMBER HAS A DEFICIT CAPITAL ACCOUNT AT THE END OF ANY COMPANY TAXABLE YEAR WHICH IS IN EXCESS OF THE AMOUNT SUCH MEMBER IS DEEMED TO BE OBLIGATED TO RESTORE PURSUANT TO THE PENULTIMATE SENTENCE OF REGULATION Section1.704-2(G)(1), EACH SUCH MEMBER SHALL BE SPECIFICALLY ALLOCATED ITEMS OF COMPANY INCOME AND GAIN IN THE AMOUNT OF SUCH EXCESS AS QUICKLY AS POSSIBLE.

                     (iii) NOTWITHSTANDING ANY OTHER PROVISION OF THIS SECTION 9.2, IF THERE IS A NET DECREASE IN COMPANY MINIMUM GAIN DURING ANY COMPANY TAXABLE YEAR, EACH MEMBER WHO WOULD OTHERWISE HAVE AN ADJUSTED CAPITAL ACCOUNT DEFICIT AT THE END OF SUCH YEAR SHALL BE SPECIFICALLY ALLOCATED ITEMS OF COMPANY INCOME AND GAIN FOR SUCH YEAR (AND, IF NECESSARY, SUBSEQUENT YEARS) IN AN AMOUNT SUFFICIENT TO ELIMINATE SUCH ADJUSTED CAPITAL ACCOUNT DEFICIT AS QUICKLY AS POSSIBLE. THE ITEMS TO BE SO ALLOCATED SHALL BE DETERMINED IN ACCORDANCE WITH REGULATION Section1.704-1(B)(4)(IV)(E). THIS SECTION 9.2(E)(III) IS INTENDED TO COMPLY WITH THE MINIMUM GAIN CHARGE BACK

REQUIREMENT IN SUCH SECTION OF THE REGULATIONS AND SHALL BE INTERPRETED CONSISTENTLY THEREWITH.

                     (iv) TO THE EXTENT AN ADJUSTMENT TO THE ADJUSTED TAX BASIS OF ANY COMPANY PROPERTY PURSUANT TO CODE SECTION 734(B) OR CODE SECTION 743(B) IS REQUIRED, PURSUANT TO REGULATION Section1.704-1(B)(2)(IV)(M), TO BE TAKEN INTO ACCOUNT IN DETERMINING CAPITAL ACCOUNTS, THE AMOUNT OF SUCH ADJUSTMENT TO THE CAPITAL ACCOUNTS SHALL BE TREATED AS AN ITEM OF GAIN (IF THE ADJUSTMENT INCREASES THE BASIS OF THE ASSET) OR LOSS (IF THE ADJUSTMENT DECREASES THE BASIS OF THE ASSET) AND SUCH GAIN OR LOSS SHALL BE SPECIALLY ALLOCATED TO THE MEMBERS IN A MANNER CONSISTENT WITH THE MANNER IN WHICH THEIR CAPITAL ACCOUNTS ARE REQUIRED TO BE ADJUSTED PURSUANT TO SUCH SECTION OF THE REGULATION.

                     (v )   ANY SPECIAL ALLOCATIONS OF ITEMS OF INCOME OR GAIN
PURSUANT TO SECTIONS 9.2(E)(I) - (IV) HEREOF SHALL BE TAKEN INTO ACCOUNT IN COMPUTING SUBSEQUENT ALLOCATIONS OF PROFITS PURSUANT TO THIS SECTION 9.2, SO THAT THE NET AMOUNT OF ANY ITEMS SO ALLOCATED AND THE PROFITS, LOSSES AND ALL OTHER ITEMS ALLOCATED TO EACH MEMBER PURSUANT TO THIS SECTION 9.2 SHALL, TO THE EXTENT POSSIBLE, BE EQUAL TO THE NET AMOUNT THAT WOULD HAVE BEEN ALLOCATED TO EACH SUCH PERSON PURSUANT TO THE PROVISIONS OF THIS SECTION 9.2 IF SUCH SPECIAL ALLOCATIONS HAD NOT BEEN REQUIRED.

             (f)     TAX ALLOCATIONS.

                     (i) IN ACCORDANCE WITH CODE SECTION 704(C) AND THE REGULATIONS THEREUNDER, INCOME, GAIN, LOSS AND DEDUCTION WITH RESPECT TO ANY PROPERTY CONTRIBUTED TO THE CAPITAL OF THE COMPANY SHALL, SOLELY FOR TAX PURPOSES, BE ALLOCATED AMONG THE MEMBERS SO AS TO TAKE ACCOUNT OF ANY VARIATION BETWEEN THE ADJUSTED BASIS OF SUCH PROPERTY CONTRIBUTED TO THE COMPANY FOR FEDERAL INCOME TAX PURPOSES AND ITS INITIAL FAIR MARKET VALUE.

                     (ii) IF THE FAIR MARKET VALUE OF ANY COMPANY PROPERTY IS ADJUSTED PURSUANT TO THIS AGREEMENT OR REQUIRED BY THE REGULATIONS, SUBSEQUENT ALLOCATIONS OF INCOME, GAIN, LOSS AND DEDUCTION WITH RESPECT TO SUCH ASSET SHALL TAKE ACCOUNT OF ANY VARIATION BETWEEN THE ADJUSTED BASIS OF SUCH ASSET FOR FEDERAL INCOME TAX PURPOSES AND ITS FAIR MARKET VALUE IN THE SAME MANNER AS UNDER CODE SECTION 704(C) AND THE REGULATIONS THEREUNDER.

                      (iii) ANY ELECTIONS OR OTHER DECISIONS RELATING TO SUCH ALLOCATIONS SHALL BE MADE BY THE TAX MATTERS MEMBER IN ANY MANNER THAT REASONABLY REFLECTS THE PURPOSE AND INTENTION OF THIS AGREEMENT. ALLOCATIONS PURSUANT TO THIS SECTION 9.2(F) ARE SOLELY FOR PURPOSES OF FEDERAL, STATE AND LOCAL TAXES AND SHALL NOT AFFECT, OR IN ANY WAY BE TAKEN INTO ACCOUNT IN COMPUTING, ANY CAPITAL ACCOUNT OR THE SHARE OF PROFITS, LOSSES, OTHER ITEMS OR DISTRIBUTIONS PURSUANT TO ANY PROVISION OF THIS AGREEMENT.

             (g)     ALLOCATION UPON TRANSFER.

          IF ANY MEMBERSHIP INTEREST IS DISPOSED OF DURING ANY ACCOUNTING PERIOD IN COMPLIANCE WITH THE PROVISIONS OF THIS AGREEMENT, PROFITS, LOSSES, EACH ITEM THEREOF AND ALL OTHER ITEMS ATTRIBUTABLE TO SUCH MEMBERSHIP INTEREST FOR SUCH PERIOD SHALL BE DIVIDED AND ALLOCATED BETWEEN THE TRANSFEROR AND THE TRANSFEREE BY TAKING INTO ACCOUNT THEIR VARYING INTERESTS DURING THE PERIOD IN ACCORDANCE WITH CODE SECTION 706(D), USING ANY CONVENTIONS PERMITTED BY LAW AND SELECTED BY THE TAX MATTERS MEMBER AS LONG AS THE CONVENTIONS SELECTED REASONABLY ALLOCATE AMONG THE MEMBERS THE INCOME, GAIN AND/OR LOSS OF THE COMPANY FOR SUCH PERIOD.

          ALL DISTRIBUTIONS ON OR BEFORE THE DATE OF SUCH DISPOSITION SHALL BE MADE TO THE TRANSFEROR, AND ALL DISTRIBUTIONS THEREAFTER SHALL BE MADE TO THE TRANSFEREE. SOLELY FOR PURPOSES OF MAKING SUCH ALLOCATIONS AND DISTRIBUTIONS, THE COMPANY SHALL RECOGNIZE SUCH DISPOSITION NOT LATER THAN THE END OF THE CALENDAR MONTH DURING WHICH IT IS GIVEN NOTICE OF SUCH DISPOSITION, PROVIDED THAT IF THE COMPANY DOES NOT RECEIVE A NOTICE STATING THE DATE OF THE DISPOSITION OF SUCH MEMBERSHIP INTEREST AND SUCH OTHER INFORMATION AS THE MEMBERS MAY REQUIRE WITHIN 30 DAYS AFTER THE END OF THE ACCOUNTING PERIOD DURING WHICH THE DISPOSITION OCCURS, THEN ALL OF SUCH ITEMS SHALL BE ALLOCATED, AND ALL DISTRIBUTIONS SHALL BE MADE TO THE PERSON WHO, ACCORDING TO THE BOOKS AND RECORDS OF THE COMPANY, ON THE LAST DAY OF THE ACCOUNTING PERIOD DURING WHICH THE DISPOSITION OCCURS, WAS THE OWNER OF THE MEMBERSHIP INTEREST. NEITHER THE COMPANY, THE MEMBERS NOR THE MEMBER-MANAGER SHALL INCUR ANY LIABILITY FOR MAKING ALLOCATIONS AND DISTRIBUTIONS IN ACCORDANCE WITH THE PROVISIONS OF THIS SECTION 9.2(G), WHETHER OR NOT THE MEMBER-MANAGER OR THE COMPANY HAS KNOWLEDGE OF ANY DISPOSITION OF ANY MEMBERSHIP INTEREST.


                                        ARTICLE X
                                         TAXES

          10.1 ELECTIONS. The "Tax Matters Member" (hereinafter defined) may make any tax elections for the Company allowed under the Code or the tax laws of any state or other jurisdiction having taxing jurisdiction over the Company. To the extent any such election would reasonably be expected to result in either (a) the Company no longer being taxed as a "pass through" entity for U.S. federal or state tax purposes, or (b) materially and disproportionately adversely affect the Members, it shall be subject to Unanimous Member Vote; provided, however, that the Tax Matters Member shall not elect to use the "remedial method" under Regulation section 1.704-3(d) or the "traditional method with curative allocations" under Regulation section 1.704-3(c) without first obtaining a Unanimous Member Vote.

     10.2 TAXES OF TAXING JURISDICTIONS. To the extent that the laws of any Taxing Jurisdiction require, each Member and economic interest holder (or such Members as may be required by the Taxing Jurisdiction) will submit an agreement indicating that the Member will make timely income tax payments to the Taxing Jurisdiction and that the Member accepts personal jurisdiction of the Taxing Jurisdiction with regard to the collection of income taxes attributable to the Member's income, and interest and penalties assessed on such income. If the Member fails to provide such agreement, the Company may withhold and pay over to such Taxing Jurisdiction the amount of tax, penalty and interest determined under the laws of the Taxing Jurisdiction with respect to such income. Any such payments with respect to the income of a Member shall be treated as a Distribution for purposes of Article 9.

     The Member-Manager may, where permitted by the rules of any Taxing Jurisdiction, file a composite, combined or aggregate tax return reflecting the income of the Company and pay the tax, interest and penalties of some or all of the Members on such income to the Taxing Jurisdiction, in which case the Company shall inform the Members of the amount of such tax, interest and penalties so paid.

     10.3 TAX MATTERS MEMBER. NHP shall be designated as the "TAX MATTERS MEMBER" of the Company pursuant to section 6231(a)(7) of the Code; PROVIDED, HOWEVER, that if NHP is ineligible to act as tax matters member, any other Member may act as the Tax Matters Member of the Company. Any Member designated as Tax Matters Member shall take such action as may be necessary to cause each other Member to become a NOTICE MEMBER within the meaning of section 6223 of the Code. Any Member who is designated Tax Matter Member may not take any action contemplated by sections 6222 through 6232 of the Code without approval by Unanimous Member Vote. The Tax Matters Member ("TMP") shall keep all Members informed of all administrative and judicial proceedings for the adjustment of Company items at the Company level. The TMP shall file a request for administrative adjustment on behalf of the Company at the direction of a majority in interest of the Members (with the substance of the requested adjustment being determined by such majority in interest of the Members) and at the Company's expense.

     10.4 ACCRUAL METHOD OF ACCOUNTING. The records of the Company shall be maintained on an accrual method of accounting.

     10.5 CONSISTENT REPORTING. Each party hereto agrees to reflect and report, on all tax forms or tax returns to be filed with any federal, state or local governmental agency or taxing authority, the transactions contemplated and evidenced by this Agreement in a manner that to the greatest extent possible is consistent with the form of the transactions as evidenced by this Agreement and the terminology used in this Agreement.

                                      ARTICLE XI
                       DISPOSITION OF MEMBERSHIP INTERESTS; CHANGE IN CONTROL

     11.1 DISPOSITION. No Member or Assignee may Dispose of all or any portion of the Member's or Assignee's Membership Interest except in strict conformity with the provisions of this Article XI. A purported Disposition that is not in conformity with the provisions of this Article XI shall be, and is declared to be, void AB INITIO and will not entitle the purported transferee to any rights or interest in the Company including, without limitation, any right to receive any Distributions. Except as otherwise provided in this Article XI, a Disposition of an interest in the Company does not entitle the transferee to become a Member or exercise any rights of a Member. A Disposition that is in conformity with the provisions of this Article XI will entitle the Assignee to receive, to the extent assigned, only the Distributions and return of capital, and to be allocated the net Profits and net Losses, attributable to such Membership Interest. All costs and expenses incurred in connection with an attempted or effective Disposition shall be borne by the transferor or the intended transferor, except as may be otherwise provided for herein.

     11.2     PERMITTED ASSIGNMENTS.  A Member may assign its Membership
Interest:

             (a) to Permitted Transferees or another Member or an assignee of an acquiring Member pursuant to Section 11.4 or Section 11.5; or

             (b) to a Person or Persons not referenced in Section 11.2(a) only with the approval of a Majority of the Remaining Members; PROVIDED, HOWEVER, that no Membership Interest shall be assigned pursuant to this Section 11.2:

                     (i) IF SUCH DISPOSITION, ALONE OR WHEN COMBINED WITH OTHER TRANSACTIONS, WOULD RESULT IN A TERMINATION OF THE COMPANY WITHIN THE MEANING OF SECTION 708 OF THE CODE;

                     (ii) WITHOUT AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE MAJORITY OF THE REMAINING MEMBERS THAT SUCH ASSIGNMENT IS SUBJECT TO AN EFFECTIVE REGISTRATION UNDER, OR EXEMPT FROM THE REGISTRATION REQUIREMENTS OF, ALL APPLICABLE STATE AND FEDERAL SECURITIES LAWS;

                     (iii) UNLESS AND UNTIL THE COMPANY RECEIVES FROM THE ASSIGNEE THE INFORMATION AND AGREEMENTS THAT THE MAJORITY OF THE REMAINING MEMBERS MAY REASONABLY REQUIRE, INCLUDING BUT NOT LIMITED TO ANY TAXPAYER IDENTIFICATION NUMBER AND ANY AGREEMENT THAT MAY BE REQUIRED BY ANY TAXING JURISDICTION; OR

                     (iv) IF SUCH DISPOSITION WOULD RESULT IN THE COMPANY BEING SUBJECT TO THE INVESTMENT COMPANY ACT OF 1940.

     11.3 COMPLIANCE WITH SECURITIES LAWS. No Member's Membership Interest has been registered under the Securities Act of 1933, as amended, or under any applicable state securities laws. The Company shall have no obligation to register any Member's Membership Interest under the Securities Act of 1933, as amended, or under any applicable state securities laws, or to make any exemption therefrom available to any Member.

     11.4     CALL OPTION AGREEMENT.

             (a) NHP may at any time on or after January 1, 2000, elect to require PRC to transfer its Membership Interests to NHP or its designee, subject to and in accordance with the terms of this Section 11.4 (the CALL OPTION). Promptly upon receipt of written notice from NHP (the NOTICE) of its option to exercise the Call Option (and in no event later than fifteen (15) days after receipt of such notice), PRC shall engage an appraiser at PRC's sole expense, to value PRC's current Membership Interests (the PRC APPRAISER). The PRC Appraiser shall be instructed in writing that in making a determination of the value of PRC's Membership Interests, the PRC Appraiser may, in the PRC Appraiser's commercially reasonable discretion, take into consideration: (i) all then-current non-NHP related third party business then being performed by the Company in the "New York Trade Area" (as such term is defined in that certain Non-Compete Agreement of even date herewith by and between the Members, (the NON-COMPETE AGREEMENT)), and in any "MSA" (as such term is defined in the Non-Compete Agreement), other than the New York Trade Area, where in any such MSA the Company has established and is currently operating an office prior to the date of the exercise of this Call Option and generated in excess of $500,000 in Distributions to NHP (or an NHP Affiliate) in the preceding fiscal year or generated in excess of $250,000 in Distributions to NHP (or an NHP Affiliate) in the preceding fiscal year and reasonably expects in the current or the coming fiscal year to generate in excess of $500,000 in Distributions to NHP (ELIGIBLE
MSA), plus commercially reasonable projected growth in non-NHP third party business then being performed by the Company in the New York Trade Area and each Eligible MSA; (ii) the Company's then-current business from NHP owned or controlled properties in the New York Trade Area and each Eligible MSA, such properties' then existing capital budgets, and the bidding procedures set forth in Article XVIII, but without taking into consideration any projected growth in the number of such properties, all on a going concern basis (the APPRAISED VALUE). In the event that NHP disagrees with the PRC Appraiser's Appraised Value, then NHP may hire a second appraiser, at NHP's sole expense (the NHP APPRAISER), to determine an Appraised Value which appraiser shall be given the same instructions outlined above for the PRC appointed Appraiser. In the event that the PRC Appraiser and the NHP Appraiser cannot agree upon an Appraised Value for PRC's Membership Interest, then the two appraisers shall select a third appraiser to determine the Appraised Value; provided, however, that the Appraised Value determined by such third appraiser shall not exceed the Appraised Value determined by the PRC Appraiser, or be less than the Appraised Value determined by the NHP Appraiser. The fees and expenses of the third appraiser shall be borne equally by PRC and NHP. NHP may, in its sole discretion, withdraw from its exercise of the Call Option at anytime. In the event that

NHP withdraws from its exercise of the Call Option, NHP shall further be prohibited from again exercising the Call Option for a two (2) year period following the date of its withdrawal. In the event of such a withdrawal, NHP shall pay (or reimburse PRC to the extent it has paid) all of the fees, costs and expenses of the PRC Appraiser and the third appraiser, if any, and all other reasonable fees, out-of-pocket costs and expenses incurred in connection with the exercise of the Call Option by NHP. In making its determination of the Appraised Value under this Section 11.4 which shall be on a discounted cash flow basis, all appraisers shall be instructed to take into consideration the expiration of any Housing Assistance Payment Contracts (or other subsidies, tax abatements, contractual agreements or the like and the normal attrition of business which could reasonably be expected, taking into account all relevant circumstances (including, without limitation, any reasonably anticipated disposition of properties by sale, foreclosure, deed in lieu of foreclosure or otherwise and expiration of management agreements or the right to manage the properties) which exist at the time of such appraisal. All appraisers will speak with and take written comments from NHP and PRC in the course of their deliberations to the extent NHP and PRC wish to provide such comments and in fact provide such comments on a timely basis to permit the Appraised Value determination to be made in accordance herewith. All appraisers will further assume, for purposes of their determination of Appraised Value, that any business of the Company from or related to NHP for a non-New York Trade Area MSA will cease upon the expiration of the applicability of the Non-Compete Agreement provisions for such MSA (all as described and defined in the Non-Compete Agreement). Notwithstanding the foregoing, in the event that NHP exercises and consummates the purchase of the PRC Membership Interests pursuant to and in accordance with the Call Option at any time during the year commencing on January 1, 2000, NHP agrees to pay in addition to the Appraised Value (at its option) either (i) a one-time premium in an amount which is equal to Two Hundred Thousand Dollars ($200,000.00); or (ii) a three (3) year consulting fee to PRC in an amount equal to One Hundred Twenty-five Thousand Dollars ($125,000.00) per annum, payable quarterly.

     In the event PRC fails to appoint the PRC Appraiser within the time period required in Section 11.4(a) or having appointed such PRC Appraiser, such PRC Appraiser fails to provide such required Appraised Value in accordance herewith within sixty (60) days from the time such PRC Appraiser was required to be appointed hereunder, NHP shall have the right to appoint the NHP Appraiser under the conditions set forth above whose Appraised Value shall be deemed the Appraised Value for purposes of this Section 11.4.

             (b) In the event that, from and after December 31, 1998, revenues from the properties owned or controlled by NHP and its Affiliates provide less than forty percent (40%) of the Company's revenues in the four (4) quarters immediately preceding the exercise of the rights under this paragraph, a Member desiring to withdraw from the Company and Dispose of all, but not a portion of, its Membership Interests (the WITHDRAWING MEMBER) may, from and after December 31, 1998, offer the Remaining Members on a pro rata basis all of its Membership Interests at the price and under the terms and conditions set forth in a written offering from such Withdrawing Member (the OFFERING MEMORANDUM). Upon the receipt of an Offering Memorandum, the Remaining Members shall have the option, but not the obligation, exercisable within thirty (30) days from the receipt of the Offering Memorandum (the DETERMINATION DATE) to purchase from the Withdrawing Member all of the Membership Interests owned by the Withdrawing Member at the price provided for in the Offering Memorandum. In the event the Remaining Members do not, on or before the Determination Date, elect to purchase all of the Membership Interests held by the Withdrawing Member at the price provided for in the Offering Memorandum, the Withdrawing Member shall have an identical option to purchase such Remaining Members' Membership Interests, under the same terms and conditions and at the same price per Interest, but exercisable within thirty (30) days of the Determination Date. Neither PRC and its Permitted Transferees, nor NHP and its Permitted Transferees may initiate the Buy-Sell provision more than once in any six-month period.

             (c) Once a Member has exercised its option under either Section 11.4(a) or 11.4(b), the parties are prohibited from exercising any option under either such section until the first election option has been consummated or withdrawn. The closing of the sale of Membership Interests pursuant to this
Section 11.4(a) or (b) shall be held at the office of the attorney for the purchasing Member on a date and at a time to be mutually agreed upon by the Members, but no later than sixty (60) days after (i) the final determination of Appraised Value under 11.4(a), or (ii) the election to purchase by the acquiring party under 11.4(b). Except as specified in paragraph (e) below, payment of the purchase price for the Membership Interest shall be made by wire transfer of immediately available funds or by certified check. Each Member shall bear its own costs associated with the Call Option or the Buy-Sell Agreement, as applicable.

             (d) Upon the decision of NHP to exercise the Call Option or of the Withdrawing Party to exercise the Buy-Sell Agreement, each Member covenants and agrees that it shall disclose any and all discussions or negotiations which have taken place with third parties, the consummation, conclusion, completion or enactment of which could have a material impact on the Company, which have taken place within the ninety (90) day period preceding the exercise of the Call Option or the Buy-Sell Agreement as the case may be.

             (e) In the event that PRC purchases NHP's Membership Interests in the Company pursuant to the Buy-Sell Agreement, NHP agrees that NHP shall, upon PRC's written request, allow up to seventy percent (70%) of the purchase price for such Membership Interests to be paid by delivery of a promissory note (and other reasonably required loan documents) made by PRC on the following terms and conditions: interest shall be payable over a five (5) year period at a variable interest rate which is equal to Prime Rate plus one percent (1%) per annum for the first year during which such financing is outstanding (a LOAN
YEAR); Prime Rate plus two percent (2%) per annum for the second Loan Year; Prime Rate plus three percent (3%) per annum for the third Loan Year; Prime Rate plus four percent (4%) for the fourth Loan Year, and Prime Rate plus five percent (5%) for the fifth Loan

Year. Such loan shall be repaid with monthly installments of interest only for the first Loan Year, and, thereafter with respect to each Loan Year, with monthly installments of interest plus principal amortized on the basis of a fifteen-year schedule commencing on the first day of the second Loan Year, and secured by a first-priority, perfected lien on all PRC Membership Interests (and those of its Affiliates and Permitted Transferees), in favor of NHP. The aforesaid loan shall be made on the basis of loan documents prepared by NHP which are reasonable and customary for similar transactions (including, without limitation, legal opinions).

             (f)     In the event PRC acquires NHP's Membership Interests under
Section 11.4(b), NHP agrees and covenants that, for an eighteen (18) month period from the date of such acquisition, (i) the bidding procedures set forth in Article XVIII shall remain in effect in the New York Trade Area, and (ii) NHP and its Affiliates shall not compete with the Company for non-NHP related maintenance business in the New York Trade Area or any Eligible MSA as of the date the election to acquire is made by PRC under 11.4(b). In the event NHP acquires PRC's Membership Interests under this Section 11.4, PRC agrees and covenants that it shall comply with Section 2(b) of the Non-Compete, as applicable.

     11.5    CHANGE IN CONTROL.

             (a)     In the event of a change in control of PRC, as defined in
(b) below, NHP may either (i) exercise the Call Option under 11.4(a), or (ii) replace PRC as the Member-Manager, either by then becoming the Member-Manager or by appointing a third-party as Member-Manager. Upon any such action based solely on the death or incapacity of both Frank Linde and John Chatzky, PRC and its Permitted Transferees shall have the right, within six (6) months, to require the Company to repurchase its interest in the Company at a price equal to the lesser of: (i) one-half of the proceeds of the key man insurance maintained pursuant to Section 16.9, which are actually received by the Company in the event of the death of both Frank Linde and John Chatzky; or (ii) fair market value of such Membership Interests, as determined pursuant to Section 12.3.

             (b) With respect to PRC, a "change in control" shall mean any of the following:

                     (i) FRANK LINDE AND/OR JOHN CHATZKY, THEIR RESPECTIVE IMMEDIATE FAMILIES OR CONTROLLED AFFILIATES CEASE TO OWN AT LEAST FIFTY-ONE PERCENT (51%) OF THE BENEFICIAL INTERESTS OR VOTING RIGHTS OR VOTING STOCK OR VOTING EQUITY INTERESTS IN PRC AND SUCH PARTIES OR PRC SHALL CEASE TO OWN IN THE AGGREGATE AT LEAST 50% OF THE MEMBERSHIP INTERESTS OF THE COMPANY; OR

                     (ii) FRANK LINDE AND JOHN CHATZKY DO NOT BOTH CONTINUE TO SERVE AS THE PRINCIPAL EXECUTIVE OFFICERS OF PRC AND IN DAY-TO-DAY OPERATIONAL CONTROL OF PRC AND THE COMPANY, OR, IN THE EVENT OF THE DEATH OR INCAPACITY OF EITHER FRANK LINDE OR JOHN CHATZKY, FRANK LINDE OR JOHN CHATZKY (WHO IS THE SURVIVOR) DOES NOT CONTINUE TO

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

SERVE AS A PRINCIPAL EXECUTIVE OFFICER OF PRC AND IN DAY-TO-DAY OPERATIONAL CONTROL OF PRC.


                                      ARTICLE XII
                                DISSOCIATION OF A MEMBER

     12.1 DISSOCIATION. A Person shall cease to be a Member upon the happening of any of the following events:

              (a) the Member's becoming a Bankrupt Member and in the case of NHP, the occurrence of any event with respect to NHP Incorporated which would cause NHP Incorporated to be a Bankrupt Member were it a Member;

              (b) in the case of a Member who is a natural person, the death of the Member or the entry of an order by a court of competent jurisdiction adjudicating the Member incompetent to manage the Member's estate;

              (c) in the case of a Member who is acting as a Member by virtue of being a trustee of a trust, the termination of the trust (but not merely the substitution of a new trustee);

              (d) in the case of a Member that is an Organization other than a corporation, the dissolution and commencement of winding up of the Organization;

              (e) in the case of a Member that is a corporation, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter; or

              (f) in the case of an estate, the distribution by the fiduciary of the estate's entire interest in the Company.

     12.2 PURCHASE OF DISSOCIATED MEMBER'S MEMBERSHIP INTEREST. Upon the Dissociation of a Member, if the Majority of the Remaining Members elect to continue the business of the Company, a Majority of the Remaining Members shall, subject to the provisions of the Act, elect one of the two following provisions:

              (a) The Dissociated Member's Membership Interest shall be purchased by the Company for a purchase price equal to the aggregate fair market value of the Member's Membership Interest determined according to the provisions of Section 12.3 hereof. The purchase price of such interest shall be paid by the Company to the Member (or such Member's estate) in cash within 60 days of determination of the aggregate fair market value or, at the Company's option, said debt may be evidenced by a promissory note bearing interest at the Prime Rate with interest payable quarterly, and the principal of which shall be due and payable upon the earlier of (i) expiration of five years or (ii) the sale or other Disposition of all or substantially all of the Company Property; or

              (b) The Dissociated Member, or a Permitted Transferee of the Dissociated Member's Interest, shall continue to hold the Dissociated Member's Membership Interest as a Member.

     12.3 PURCHASE PRICE OF DISSOCIATED MEMBER'S MEMBERSHIP INTEREST. The fair market value of a Member's Interest to be purchased by the Company pursuant to Section 12.2(a) shall be determined by agreement between the Dissociated Member (or the Assignee of the Dissociated Member's Membership Interest, as the case may be) and the Remaining Members of the Company, which agreement is subject to approval by a Majority of the Remaining Members of the Company. For this purpose, the fair market value of the Dissociated Member's Membership Interest shall be computed as the amount which could reasonably be expected to be realized by such Member upon the sale of all of the Company Property in the ordinary course of business at the time of Dissociation. If the Dissociated Member (or the Assignee of the Dissociated Member's Membership Interest, as the case may be) and the Remaining Members of the Company cannot agree upon the fair market value of such Membership Interest within 30 days, the fair market value thereof shall be determined by appraisal. The Remaining Members of the Company and the Dissociated Member (or the Assignee of the Dissociated Member's Membership Interest, as the case may be) shall jointly select a certified appraiser (and, in the event that the Remaining Members of the Company and the Dissociated Member cannot agree upon an appraiser, then the appraiser shall be selected by the Remaining Members' (if the Dissociated Member is NHP) or the Company's (if the Dissociated member is PRC) and the Dissociated Member's respective certified public accounting firms), which appraiser shall determine the value of the Membership Interest. The purchase price for such Dissociated Member's Membership Interest shall be equal to the value as determined by such appraiser (the APPRAISED VALUE) unless such Appraised Value is higher than the purchase price as determined by the Dissociated Member (in which event the Dissociated Member's purchase price shall apply), or lower than the Company's purchase price as determined by the Remaining Members of the Company (in which event the Company's purchase price shall apply). The purchase price for such Dissociated Member's Membership Interest, as determined by the preceding sentence, shall be final and binding and may be enforced by legal proceedings. The compensation of the appraiser shall be borne equally by the Dissociated Member (or the Assignee of the Dissociated Member's Membership Interest, as the case may be) and the Company.

     12.4 DAMAGES. The provisions set forth herein shall not affect any claim the Company may have against the Dissociated Member. The Company shall have the right to offset any payments due under this Article 12 by any costs, fees and damages that the Company may incur in connection with any such claim.

                                    ARTICLE XIII
                  ADMISSION OF ASSIGNEES AND ADDITIONAL MEMBERS; WITHDRAWAL
                        RIGHTS OF MEMBERS; EXCLUSION OF MEMBERS

     13.1 ADMISSION OF SUBSTITUTE MEMBERS. An Assignee of a Membership Interest shall be admitted as a Substitute Member, to all the rights of the Member who initially assigned the Membership Interest, only with the approval, which may be withheld in their sole and absolute discretion, of a Majority of the Remaining Members. If so admitted, the Substitute Member shall have all the rights and powers and be subject to all the restrictions and liabilities of the Member originally holding the Membership Interest. The admission of a Substitute Member, without more, shall not release the Member originally holding the Membership Interest from any liability to the Company that may have existed prior to the approval.

     13.2     ADMISSION OF PERMITTED TRANSFEREES.   Notwithstanding Section 13.1
hereof, the Assignee of the Membership Interest of any Member shall be admitted as a Substitute Member without the consent of the Remaining Members if the Transferee is a Permitted Transferee and after execution of an Admission Agreement in which such Assignee agrees to be bound by all of the terms and conditions of this Agreement.

     13.3 ADMISSION OF ADDITIONAL MEMBERS. Additional Members may be admitted to the Company only upon the prior authorization of the Members pursuant to a Unanimous Member Vote and, after execution of an Admission Agreement, in which such Assignee agrees to be bound by all of the terms and conditions of this Agreement.

     13.4 WITHDRAWAL RIGHTS OF MEMBERS. No Member shall have the right to withdraw or resign as a Member of the Company except (i) in connection with such Member's Disposition of all, but not less than all, of its Membership Interests in connection with Sections 11.4 and 11.5 or (ii) with the express prior written consent of each of the Remaining Members, which consent may be granted or withheld in the sole and absolute discretion of each such Remaining Member.

      13.5 EXPULSION OF MEMBERS. No Member shall have the right to remove or otherwise cause the expulsion from the Company of any other Member.


                                    ARTICLE XIV
                            DISSOLUTION AND WINDING UP

     14.1 DISSOLUTION. The Company shall be dissolved and its affairs wound up, upon the first to occur of the following events:

              (a)     the expiration of the Term;

              (b)     the unanimous written consent of all of the Members;

              (c) the Dissociation of any Member, unless the business of the Company is continued with the consent of a Majority of the Remaining Members; or

              (d)     upon a decree of judicial dissolution entered pursuant to
Section 18-802 of the Act.

     14.2 EFFECT OF DISSOLUTION. Upon dissolution, the Company shall cease carrying on, as distinguished from the winding up of, the Company business, but the Company shall not be terminated, and shall continue until the winding up of the affairs of the Company is completed and the certificate of cancellation has been issued by the Secretary of State of the State of Delaware.

     14.3 DISTRIBUTION OF ASSETS ON DISSOLUTION. Upon the winding up of the Company, the Company Property shall be distributed:

              (a) first, to creditors, including Members who are creditors, to the extent permitted by law, in satisfaction of Company Liabilities;

              (b) second, to the setting up of any reserves which the Members, by Unanimous Member Vote, may deem necessary or appropriate for any anticipated obligations or contingencies of the Company arising out of or in connection with the operation or the business of the Company. Such reserves may be paid over by the Members to an escrow agent or trustee selected by the Members to be disbursed by such escrow agent or trustee in payment of any of the aforementioned obligations or contingencies and, if any balance remains at the expiration of such period as the Members shall deem advisable, shall be distributed by such escrow agent or trustee in the manner hereinafter provided; and

              (c) thereafter, to the Members in accordance with their Membership Interests.

Liquidation proceeds shall be paid as soon as practicable following liquidation, and in any event within 90 days after the date of liquidation. Such Distributions shall be in Money and/or Property (which shall be distributed proportionately), except as determined by Unanimous Member Vote.

     14.4     WINDING UP AND CERTIFICATE OF DISSOLUTION.   The winding up of the
Company shall be completed when all debts, liabilities, and obligations of the Company have been paid and discharged or reasonably adequate provision therefor has been made, and all of the remaining Company Property has been distributed to the Members. Upon the completion of winding up of the Company, a certificate of cancellation shall be delivered for filing to the Secretary of State of the State of Delaware. The certificate of cancellation shall set forth the information required by the Act.

                                    ARTICLE XV
                                    AMENDMENT

     This Agreement may be amended or modified from time to time only by a written instrument executed by each of the Members.


                                    ARTICLE XVI
                              MISCELLANEOUS PROVISIONS

     16.1 NOTICE. All notices and other communications hereunder shall be in writing (including telex or similar writing) and shall be deemed given (a) when delivered personally to the recipient, (b) when sent to the recipient by telecopy (with receipt electronically confirmed by sender's machine) if prior to 6 p.m. (Eastern Time) on a Business Day, otherwise on the next Business Day, or
(c) one (1) Business Day after the date sent to the recipient by reputable express courier service (charges prepaid) to the parties at the following addresses or telecopier numbers (or at such other address, or telecopy number for a party as shall be specified by like notice):

              (a)     if to PRC, to:

                      Property Resources Corporation
                      19 East 82nd Street
                      New York, New York  10028
                      Attn:  Mr. Frank E. Linde
                      Fax:  (212) 737-3989

                      with a copy to:

                      Willkie Farr & Gallagher
                      One Citicorp Center
                      153 East 53rd Street
                      New York, New York  10022
                      Attn: Jack H. Nusbaum, Esquire
                      Fax:  (212) 821-8111

             (b)      if to NHP, to:

                      NHP Incorporated
                      Fairfax Square
                      8065 Leesburg Pike, Suite 400
                      Vienna, Virginia  22182-2738
                      Attn: Mr. Robert M. Greenfield, Executive Vice President
                            and a copy to Joel Bonder, Esquire, General Counsel
                      Fax:  (703) 394-2932

                     with a copy to:

                     Swidler & Berlin, Chartered
                     3000 K Street, N.W., Suite 300
                     Washington, D.C. 20007
                     Attn: Kenneth G. Lore, Esquire
                     Fax:  (202) 424-7645

     16.2 NO PARTNERSHIP INTENDED FOR NONTAX PURPOSES. The Members have formed the Company under the Act, and expressly do not intend hereby to form a partnership under either the Delaware Uniform Partnership Act nor the Delaware Revised Uniform Limited Partnership Act. The Members do not intend to be partners one to another, or partners as to any third party. To the extent any Member, by word or action, represents to another Person that any other Member is a partner or that the Company is a partnership, the Member making such wrongful representation shall be liable to any other Member who incurs personal liability by reason of such wrongful representation.

     16.3 RIGHTS OF CREDITORS AND THIRD PARTIES UNDER THIS AGREEMENT. This Agreement is entered into among the Company and the Members for the exclusive benefit of the Company, its Members, and their permitted successors and assigns. This Agreement is expressly not intended for the benefit of any creditor of the Company or any other Person other than the Indemnified Parties as set forth in
Section 6.4 hereof. Except and only to the extent provided by applicable statute or Section 6.4, no such creditor or third party shall have any rights under this Agreement, Admission Agreement or any agreement between the Company and any Member with respect to any Contribution or otherwise.

     16.4 GOVERNING LAW. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE, INTERPRETATION, OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION.

     16.5 ARBITRATION. Except to the extent this Agreement provides otherwise, any dispute arising under this Agreement shall be resolved by arbitration as hereinafter provided. The party desiring arbitration shall give written notice to that effect to the other party and to such party's counsel, as provided for in Section 16.1 hereof. The party initiating the arbitration shall send a copy of the notice initiating the arbitration to the American Arbitration Association (or its successor) and shall request that the American Arbitration Association select within 10 days thereafter an individual who meets the following criteria to act as the arbitrator. The arbitrator must be (i) "independent," I.E., not having at that time or at any time within the immediately preceding five (5) years a substantial relationship with either party to the arbitration, any Affiliate of either such party, or any officer or director of any such party or Affiliate; (ii) an attorney having at least ten
(10) years experience, and (iii) knowledgeable in the areas of multi-family residential real estate ownership, management and finance. No party to the arbitration shall have any right to object to the individual named as the arbitrator except upon the ground that the named individual does not meet the aforesaid criteria. If more than one arbitration is conducted pursuant to this Agreement, the parties agree to use the same arbitrator, subject to his availability. The arbitration shall be conducted in the City of New York and, to the extent consistent with this Paragraph, in accordance with the expedited procedures set forth in and otherwise in accordance with the then Commercial Arbitration Rules of the American Arbitration Association (or any organization successor thereto). The arbitrator shall be instructed to proceed with all reasonable diligence to resolve the dispute by no later than 30 days after the date on which the American Arbitration Association received the request to initiate the arbitration, to render his decision in writing and to deliver counterpart copies thereof to each of the parties. The arbitrator may issue a default award against a party that fails to appear at any meeting or hearing scheduled by the arbitrator or which attempts to delay the arbitration. Such decision shall be binding, final and conclusive on the parties. Judgment may be had on the decision so rendered in any court of competent jurisdiction, federal or state, and may be enforced in accordance with the laws of the State of Delaware. The fees of the arbitrator, the fees of expenses of respective counsel engaged by the parties, the fees and expenses of expert witnesses and other witnesses called by the parties and the cost of transcripts shall be paid by the party against which the dispute is resolved, unless otherwise specified by the arbitrator.

     16.6 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     16.7     RULES OF CONSTRUCTION.  Unless the context otherwise requires:
(a) a term has the meaning assigned to it by this Agreement; (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP; (c) "or" is not exclusive; and (d) words in the masculine, feminine or neuter gender, and the singular or plural, shall be deemed to include the others whenever and wherever the context so requires. Any references to any statute or law will also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. This Agreement represents the result of bargaining and negotiations between the parties hereto during which each party has had the benefit of legal counsel. Consequently, each of the parties hereto expressly waives and disclaims, in connection with the interpretation of this Agreement, any rule of law requiring that ambiguous or conflicting terms be construed against the party that drafted or prepared this Agreement.

     16.8 SPECIFIC PERFORMANCE. Without limiting or waiving in any respect any rights or remedies of the parties hereto under this Agreement now or hereinafter existing at law or in equity or by statute, each of the parties hereto agrees that damages for breach are an inadequate remedy for loss suffered by reason of breach hereof and that the parties hereto shall be entitled to seek specific performance, or injunctive relief, as applicable, of or concerning the obligations to be performed by the others in accordance with the provisions of this Agreement.

     16.9 KEY MAN INSURANCE. The Company is required to purchase on behalf of the Company and Aptek Management Company LLC (APTEK) and maintain on the Company's and Aptek's behalf one (1) key man insurance policy with respect to each of John Chatzky and Frank Linde in the amount of Two Million Dollars ($2,000,000.00) per person for a minimum, initial five (5) year term, subject to an obligation to seek renewal after such initial term and of which policy the Company and Aptek shall be equal, joint beneficiaries and the cost of which shall be shared equally between the Company and Aptek. If one or both of the Members are no longer members of Aptek, then the Company shall have the obligation to procure and maintain on the Company's behalf, key man insurance with respect to each of Mr. Chatzky and Mr. Linde in the amount of One Million and No/100 Dollars ($1,000,000.00) per person for a minimum, initial five (5) year term, subject to an obligation to seek renewal after such initial term.

     16.10 OTHER INSURANCE. The Company shall purchase from and maintain, with an insurer admitted to do business in the jurisdiction(s) in which the Company operates, such insurance as will protect the Company and its Members from all claims, subject to applicable deductibles and policy terms, including, but not limited to, those that may arise out of or result from operations of the Company, or operations for which the Company may be legally liable, whether such operations be by the Company or by a subcontractor, or by anyone directly or indirectly employed by any of them, or by anyone for whose acts any of them may be liable. All insurance coverage shall be written with an insurer having an AM Best Rating of A- VII or better and at a minimum shall include:

               1. Commercial General Liability - $1,000,000 combined single limit for bodily injury, property damage and personal injury including contractual liability, products, completed operations and fire damage legal liability.

               2. Workers' Compensation for statutory limits and Employers' Liability for the following limits:

                     $100,000 each accident
                     $500,000 disease - policy limit
                     $100,000 disease - each employee

               3. Automobile Liability - $1,000,000 combined single limit for bodily injury and property damage.

               4. Excess Liability - $10,000,000 combined single limit above items 1, 2, and 3.

               5. Comprehensive crime coverage including employee dishonesty, forgery for $1,000,000 each occurrence.

               6. All-Risk replacement cost coverage written on an agreed amount basis to protect the physical assets of the Company.

Insurance coverage set forth in paragraphs 5 and 6 above may be written with a deductible not to exceed $15,000. Notwithstanding anything to the contrary above, insurance coverage amounts may be increased in a commercially reasonable manner at the request of either Member.


                                    ARTICLE XVII
                             NHP INCORPORATED GUARANTY

     17.1 GUARANTY. NHP Incorporated, a Delaware corporation (GUARANTOR) hereby irrevocably and unconditionally guarantees the due and prompt payment and performance by NHP hereunder, and the obligations under Article XVIII, Sections 2.3, 8.1, 8.2, 10.5 and 11.4(b) (the OBLIGATIONS).

     17.2 NATURE OF GUARANTY. The guaranty to be provided by Guarantor pursuant to Section 17.1 hereof is a guaranty of payment, not merely of collection, and is independent of any other guaranty or surety of the Obligations. If NHP shall fail to perform or pay any Obligation, Guarantor shall pay or perform such Obligation as and when due. Guarantor hereby waives
(i) promptness, diligence, notice, disclosure, presentment, protest and dishonor, other than as specifically provided for herein, and (ii) any right to force the Company to proceed first, concurrently or jointly against NHP, any other guarantor, surety or other co-obligor.

     17.3 REPRESENTATIONS AND WARRANTIES. Guarantor hereby makes the representations and warranties set forth in Section 6.5(a), (d) and (e).

     17.4 OWNERSHIP OF NHP. Guarantor represents and warrants that it is Beneficial Owner of all of the outstanding equity of NHP, and that it shall not, directly or indirectly, dispose or otherwise transfer any direct or indirect equity interest in NHP, other than to an Affiliate, without the prior written consent of all of the Members.

                                   ARTICLE XVIII
                       BIDDING PROCEDURES FOR NHP INCORPORATED

     18.1 NHP MAINTENANCE CONTRACTS IN COMPLIANCE WITH THIS ARTICLE. Subject to the termination of obligations under this Article XVIII as provided herein, and other limitations set forth in this Agreement, from and after the date of this Agreement, NHP Incorporated and its Affiliates of which it maintains operational control (individually, an "NHP Entity"; collectively, the "NHP Entities") shall not conduct on its own or enter into any arrangement, agreement or understanding to provide third party maintenance work (an "NHP Maintenance Contract"), with a Person (other than as permitted under the Non-Compete Agreement) for the provision of any maintenance services within the scope of Article III of this Agreement ("NHP Maintenance Services") to a property owned or managed by any of the NHP Entities (the "NHP Properties") in any "MSA"(as defined in the Non-Compete Agreement), where the Company conducts and maintains business unless the NHP Entities shall have first complied with the provisions of this Article XVIII; provided, however, that nothing herein shall impose any limitation or restriction on any NHP Entity:

               1. to the extent that any of the NHP Entities reasonably determines that to comply with this Article XVIII could reasonably be expected to violate any legal or fiduciary or, as set forth in 3. below, any contractual obligation, or otherwise exceed its legal or contractual authority, any NHP Entity may have to any other Person other than an NHP Entity;

               2. with respect to the activities of any NHP Entity acquired subsequent to the date hereof, to the extent that as of the date of such acquisition such acquired NHP Entity was actively engaged in the provision of maintenance business or service to such acquired NHP Entity's (or its Affiliates immediately prior to such acquisition by NHP) existing portfolio as of the date of the acquisition which would otherwise be subject to the terms of this Agreement;

               3. to the extent that: (i) such NHP Entity is bound to any agreement or understanding (pre-existing this Agreement) which limits its control to manage, provide for, or select providers for, or mandates selection of, maintenance services in a manner which is inconsistent with the provisions of this Article XVIII; (ii) an NHP Entity which becomes an NHP Entity subsequent to the date of this Agreement, and as of the date it became an NHP Entity is bound to any agreement which limits its control to manage, provide for or select providers for, or mandates selection of, maintenance services in a manner which is inconsistent with the provisions of this Article XVIII, in which case such NHP Entity or an NHP Affiliate shall not receive any profit for contracting for or performing such NHP Maintenance Services; or (iii) an NHP Entity which becomes an NHP Entity subsequent to the date of this Agreement which conducts its maintenance related activities for itself and its portfolio of properties on its own behalf or through controlled Affiliates in a manner consistent in all material respects with such NHP Entity's practices prior to the date on which such entity became an NHP Entity.

     18.2     PARTICIPATION IN BUDGETING AND PLANNING PROCEDURES.

              (a) In connection with the annual budgeting process for NHP Maintenance Services for the NHP Properties, the NHP Entities which are subject to the restrictions of this Article XVIII (and not otherwise provided an exception hereunder) shall consult with the Company in determining the scope of any required NHP Maintenance Services, the bid specifications for any such NHP Maintenance Services, and the budget for such NHP Maintenance Services. The final decision as to all such matters shall be made by the NHP Entities in their sole discretion.

              (b) In connection with any NHP Maintenance Services to be undertaken outside of the annual budgeting process, the NHP Entities which are subject to the restrictions of this Article XVIII (and not otherwise provided an exception hereunder) shall consult with the Company in determining the scope of the required NHP Maintenance Services, the bid specifications for such NHP Maintenance Services, and the budget for such NHP Maintenance Services. The final decision as to all such matters shall be made by the NHP Entities alone in their sole discretion. Notwithstanding anything to the contrary contained herein, the NHP Entities shall not be required to consult with the Company, or otherwise comply with Article XVIII, as set forth in this paragraph (b): (i) for Maintenance Services which are budgeted for an amount which is under Ten Thousand Dollars ($10,000.00) for a single contract, provided that NHP will not create multiple contracts for work which would customarily be set forth in one contract or which has the purpose of avoiding this limitation; (ii) for change orders for already awarded NHP Maintenance Contracts to the extent the relevant NHP Entity determines in good faith that it would not be in the best interests of the related property to have the change order work done by a contractor other than the contractor that has the existing contract; (iii) for Maintenance Services which must be performed upon an emergency basis due to the nature of or timing required by such Maintenance Services; (iv) for Maintenance Services which are not currently provided by the Company (and are therefore not listed on EXHIBIT C hereto, which exhibit may be updated and revised by the Company from time to time upon a Unanimous Member Vote); and (v) to the extent the Company's NHP Maintenance Contracts with the NHP Entities for each classification and type of maintenance work listed on EXHIBIT C to be performed would otherwise exceed for an individual trade a minimum of sixty percent (60%), and exceed an aggregate of eighty percent (80%) of the NHP Maintenance Contracts all as measured on an annual dollar volume basis for all NHP Entities to the extent subject to the restrictions of this Section 18.2(b) (based upon the aggregate dollar amount of such contracts for all NHP Entities, in the aggregate). Satisfaction of each of the criteria set forth in this Section 18.2(b) shall be determined by the NHP Entities in their sole discretion.

     18.3 ANNUAL REQUIREMENTS CONTRACTS. The NHP Entities shall, to the extent consistent with, and subject to, the terms of Section 18.2(b), contract for their annual aggregate requirements on an annual basis at fixed rates for apartment painting, floor tile, brick pointing, sidewalk repair, waterproofing, exterminating, plumbing, carpentry work, plastering, electrical repair and other maintenance services typically purchased pursuant to annual contracts (which services are set forth on EXHIBIT C hereto, which exhibit may be updated from time to time by the Company), pursuant to separate annual NHP Maintenance Contracts by and between the applicable NHP Entity and the Company, for so long as NHP reasonably determines in good faith that annual contracts are in the best interest of the related project (collectively, the "Annual Requirements Contracts"); provided, however, that an NHP Entity shall not be obligated to enter into such Annual Requirements Contracts if such NHP Entity is unable to obtain at least two "Competing Bids" (as defined below) for such Annual Requirements Contract after commercially reasonable efforts to obtain such bids.

     18.4     BIDDING PROCEDURES.

              (a) Prior to entering into any NHP Maintenance Contract, including any Annual Requirements Contracts, the NHP Entities may solicit written bids from third parties (the "Competing Bids") for the NHP Maintenance Services pursuant to written bid specifications setting forth the NHP Maintenance Services to be performed (the "Bid Specifications"). After receipt of any Competing Bids, the NHP Entities which are subject to the restrictions of this Article XVIII shall provide the terms of such Competing Bids to the Company and the Company shall have three (3) Business Days from its receipt of the Competing Bids to submit its bid on the proposed NHP Maintenance Services to be performed in accordance with the Bid Specifications (the "Company Bid"). The NHP Entities shall keep the Company Bid strictly confidential and shall not disclose the Company Bid to any other Person except as required by Legal Requirements.

              (b) If after compliance with paragraph (a) the NHP Entities intend to proceed with such NHP Maintenance Services, the NHP Entities shall accept the Company Bid unless the NHP Entities desire to accept a Competing Bid received pursuant to paragraph (a), which is a Competing Bid from a company that the NHP Entity determines, in its commercially reasonable judgment, is reputable and financially responsible, reasonably able to provide the NHP Maintenance Services pursuant to the Bid Specifications or different specifications set forth in such Competing Bid (and which are otherwise acceptable to the NHP Entity in its sole judgment), and offered for a price or upon terms which the NHP Entity determines, in its commercially reasonable judgement, are more advantageous overall, taking into account the quality of the work to be performed (a "Competing Offer").

              (c )     If the applicable NHP Entity accepts the Company Bid, the
applicable NHP Entity and the Company shall enter into an Annual Requirements Contract, or other appropriate NHP Maintenance Contract.

              (d) If the Company does not submit a Company Bid or, if an NHP Entity is not obligated to enter into such contract pursuant to this Article XVIII, the NHP Entity shall be free to accept the Competing Offer, and to enter into an NHP Maintenance Contract or Annual Requirements Agreement to purchase the NHP Maintenance Services in accordance with this Article XVIII.

              (e) If at any time after an NHP Entity has accepted a Competing Offer or a Company Offer for any NHP Maintenance Services (including, by way of example only, NHP Maintenance Contracts and Annual Requirements Contracts) of Five Thousand Dollars ($5,000.00) or more, there is either (i) a material change, in the NHP Entity's commercially reasonable judgment, in the specifications and scope of the NHP Maintenance Services being provided, or (ii) an increase in the consideration payable under such NHP Maintenance Contract in excess of the greater of One Thousand Dollars ($1,000.00) or ten percent (10%) of the total consideration payable under the NHP Maintenance Contract, and the NHP Entities are not otherwise contractually bound by the terms of the Competing Offer or NHP Maintenance Contract or the subject property or project would not be materially adversely affected, then such NHP Entity shall once again comply with the provisions of paragraphs (a) through (d).

              (f) NHP will provide upon PRC's written request, no more frequently than annually, a certification from an officer of NHP of NHP's compliance with the procedures of this Article XVIII. The Company may request, at PRC's sole expense, an audit by PRC's independent certified public accountant of NHP's compliance with respect to the minimum percentage of Annual Requirements Agreements and NHP Maintenance Contracts. In the event that such audit reveals a failure by NHP to comply with such requirements which results in an EBITDA effect on the Company of One Hundred Thousand Dollars ($100,000.00) or more, NHP shall reimburse PRC for its actual cost of such audit.

     18.5 BOOKS AND RECORDS. The NHP Entities shall keep true, complete and accurate books of account containing information which may be necessary for the purpose of showing compliance with this Article XVIII. Such books of accounts shall be kept by the NHP Entities at the usual places where their like books are kept, for the three (3) year period following the end of the calendar year to which they pertain, and shall be open for the inspection of an independent certified public accountant pursuant to Section 18.4(f) above.

     18.6 TIMELY CONSULTATION. All consultation with the Company (or its Affiliates) required of any NHP Entity must be accomplished by the Company (or its Affiliates) in such a manner as to avoid any unreasonable in NHP's reasonable discretion delay in any NHP Entity's normal course of business concerning its Maintenance Services.

     18.7 TERMINATION OF ARTICLE XVIII UPON SALE. Upon the consummation of the sale of any Membership Interest pursuant to Section 11.4 hereof, this
Article XVIII shall terminate and be of no further force and effect, subject to
Section 11.4(f) hereof.

     18.8 TERMINATION OF ARTICLE XVIII FOR PROPERTIES OUTSIDE THE NEW YORK TRADE AREA. This Article XVIII shall terminate and be of no further force and effect with respect to Eligible MSAs at such time as the provisions of the Non-Compete Agreement are no longer applicable to such Eligible MSAs.


                          [Signatures begin on next page]

     IN WITNESS WHEREOF, we have hereunto set out hand and seals on the date set forth beside our names.

                              MEMBERS:

                              NHP MAINTENANCE SERVICES COMPANY

                     , 1996   By:
--------------------               -------------------------------------
                                   Robert Greenfield
                                   Executive Vice President


                              PROPERTY RESOURCES CORPORATION

                     , 1996   By:
--------------------               -------------------------------------
                                   John Chatzhy
                                   Vice President

NHP Incorporated joins this Agreement only with respect to its obligations under Articles XVII and XVIII.


                              NHP INCORPORATED

                     , 1996   By:
--------------------               -------------------------------------
                                   Robert Greenfield
                                   Executive Vice President

                                       EXHIBIT A

                             TO OPERATING SERVICES AGREEMENT
                            OF APTEK MAINTENANCE SERVICES LLC


                                      INITIAL MEMBERS

INITIAL MEMBER/             MEMBERSHIP        INITIAL     CUMULATIVE COMMITMENT
ADDRESS                     PERCENTAGES    CONTRIBUTION   FOR FUTURE
                                                          CONTRIBUTION - TO BE
                                                          PAID WITHIN FIVE (5)
                                                          BUSINESS DAYS OF A
                                                          WRITTEN DEMAND
                                                          THEREFORE BY THE
                                                          MEMBER-MANAGER
---------------             ----------     ------------   ---------------------
Maintenance Services        50%            $40,000.00     $35,000.00
 Companyc/o NHP IncorporatedFairfax Square8065 Leesburg PikeSuite 400Vienna, VA
22182-2738

INITIAL MEMBER/             MEMBERSHIP        INITIAL     CUMULATIVE COMMITMENT
ADDRESS                     PERCENTAGES    CONTRIBUTION   FOR FUTURE
                                                          CONTRIBUTION - TO BE
                                                          PAID WITHIN FIVE (5)
                                                          BUSINESS DAYS OF A
                                                          WRITTEN DEMAND
                                                          THEREFORE BY THE
                                                          MEMBER-MANAGER
---------------             ----------     ------------   ---------------------
Property Resources          50%            $40,000.00     $35,000.00
 Corporation19 East 82nd StreetNew York, NY 10028
50

       56                                      EXHIBIT B


During the Preference Period, the Company shall be responsible for payment of:

1. All variable costs related to the business of the Company, including, without limitation, employees (comprised only of field supervisors, data entry clerks, drivers, stock room clerks, mechanics, apprentices and dispatchers), vehicles, inventory, and equipment (excluding direct overhead);

2.     All costs of indemnification of the Company pursuant to Section 6.4;

3. The cost of any governmental filing fee or foreign qualification of the Company;

4. The costs of the annual audit, and the preparation of year end financial statements pursuant to Section 4.4;

5.     Taxes and tax preparation fees;

6. All third party legal fees, costs and expenses, including, without limitation, those incurred in connection with Proceedings;

7. The cost of Key Man Insurance pursuant to Section 16.9 and Other Insurance pursuant to Section 16.10;

8.     The cost of a registered agent in the State of Delaware.

                                       EXHIBIT C

                                  SCHEDULE OF TRADES


Brick Pointing
Waterproofing
Sidewalk Repair/Replacement
Apartment Restoration following Casualty Damages or Preparation of Apartments
 Upon Tenant Turnover
Painting
Welding and Iron Work
Plumbing
Repair of Sprinkler, Standpipe, RPZ (back-flow prevention)
Roof Repair (patching)
Pest Control Management and Exterminating
Hardwood Flooring and Refinishing
V.C.T. Replacement
Electrical Repairs
Glass Replacement
Window Replacement
Tub Enclosures
Installation of Cabinets, Vanities and Countertops
Installation of Ceramic Floor and Wall Tiles
Plastering and Drywall

                                         52